Exhibit 10.29

THIS AGREEMENT made on 13 October 2000

BETWEEN:

(1) WALKER FINANCIAL SOLUTIONS LIMITED, a company incorporated in England and Wales with registered number 01848767 whose registered office is at The Gatehouse, Gatehouse Way, Aylesbury, Buckinghamshire HP19 3DL ("WFSL");

(2) WALKER INTERACTIVE SYSTEMS INC., a company incorporated in the state of Delaware, United States of America whose principal place of business is at 303 Second Street, 3 North, San Francisco, California 94107 United States of America ("Walker") (together, the "Vendors" and each a "Vendor"); and

(3) B-PLAN INFORMATION SYSTEMS LIMITED, a company incorporated in England and Wales with registered number 02777541 whose registered office is at C/o CSU, 100 Barbirolli Square, Manchester, Lancashire M2 3AB (the "Purchaser").

WHEREAS WFSL and Walker have agreed to sell the Business (as defined below) as a going concern to the Purchaser for the consideration and upon the terms set out in this Agreement.

NOW IT IS AGREED as follows:

  DEFINITIONS

    In this Agreement unless the context otherwise requires:

"Accounts"	means the unaudited balance sheet as at the Accounts Date relating to the Business as set out in Schedule 13;
"Accounts Date"	means 30 June 2000;
"Aptos Product"	means a financial and accounting solutions software package being sold pursuant to this Agreement;
"Aptos Software"

    means all the modules of the Aptos Product as more particularly described in Schedule 12 including all codes, documents and other materials in the Vendor's possession or control and relating to such modules and including the Incorporated Products;

"Business"	means the business carried on by the Vendors as more particularly described in Schedule 1;
"Business Assets"

    means all the undertaking and assets of the Vendors insofar as they relate to the Business (including, without limitation, the Business Assets referred to in Clauses 2.2 and 2.3 other than the assets listed in Part B of Schedule 6 (the "Excluded Assets") and the Excluded Contracts (as defined below));

"Business Claims"	means the benefit of all rights and claims of WFSL or, as the case may be, Walker arising out of or in connection with the Business other than claims relating to taxation;
"Business Day"	means a day (excluding Saturdays and public holidays) on which banks generally are open in London for the transaction of normal banking business;
"Business IPR"

    means existing Intellectual Property Rights owned by Walker and used exclusively or predominantly in connection with the Business which for the avoidance of doubt shall include the Registered Rights and Aptos Software but excluding the Incorporated Products;

"Business Software"

    means the computer software used in the Business, excluding the Aptos Software and as more particularly described in Schedule 3 including all codes and other documents and materials in the Vendor's possession or control that relate thereto;

"Claim"	means any claim for breach of the Vendor's Warranties, the WFSL Warranties or the Walker Warranties ;
"Completion"	means completion of the sale and purchase of the Business in accordance with Clause 3;
"Contracts"

    means all contracts, engagements, licences, guarantees and other commitments relating to the Business (including Intellectual Property Licences and any finance and/or equipment leases) which have been entered into or undertaken by or on behalf of any member of the Vendors' Group in the course of the Business other than those Contracts listed in Part A of Schedule 6 (the "Excluded Contracts");

"Contingent Liabilities"

    means any liabilities of WFSL relating to the carrying on of the Business at any time prior to the Transfer Date which are not Non-Contingent Liabilities including, for the avoidance of doubt, the Restricted Liabilities;

"Costs"	means liabilities, losses, damages, costs (including legal costs) and expenses (including taxation), in each case of any nature whatsoever;
"Deed of Assignment"	means the assignment of the benefit of certain Contracts, the Goodwill, the Business Claims and the Trade Debtors in the agreed form;
"Disclosure Index"	means the index of documents in the agreed form;
"Disclosure Letter"	means the letter dated the date of Completion in the agreed form;
"Domain Name"	means the unique resource locator "www.aptos.co.uk" registered by Walker with Nominet.uk;
"Employees"	means all the employees of WFSL engaged in the Business immediately prior to Completion and whose details are set out in Schedule 10;
"Environment"	means all or any of the following media namely: air, water and land;
"Environmental Law"	means all laws of the United Kingdom relating to pollution, contamination or protection of the Environment to the same extent the same are in force on the date hereof and apply to the Business;
"Final Payment"	means the Payment of £200,000 by the Purchaser to Walker on the Third Payment Date under the Loan Note;
"First Payment Date"	has the meaning ascribed to it in Clause 2.5.5;
"Funding Letter"	means a letter from the Purchaser's funders confirming availability and certainty of funds in connection with the transactions contemplated by this Agreement;
"Goodwill"	means the goodwill of Walker in relation to the Business, together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to Walker;
"Goodwill Assignment"	means the assignment of the Goodwill in the agreed form;
"Group Contracts"	means any contracts, engagements, licences, guarantees and other commitments relating both to the Business and any other business carried on by any member of the Vendor's Group;
"Heads of Agreement"	means the non-binding letter of intent from the Purchaser to Walker dated 10 July 2000;
"holding company" and "subsidiary"	shall have the meanings attributed to them in sections 736 and 736A of the Companies Act 1985;
"Incorporated Products"

    means the Compuware Uniface 6 & 7 software incorporated into Aptos Products, as more particularly described in a Value Added Reseller Agreement between Compuware Corporation and Walker signed on 31 December 1998 and annexed hereto and Gentia Product incorporated into the Aptos Software as more particularly described in a Value Added Reseller Agreement dated 29 February 1996 between Planning Sciences International Ltd and WFSL and annexed hereto;

"Intellectual Property Licences"

    means all existing agreements or arrangements between Walker or WFSL and third parties insofar as they relate to the use of Intellectual Property Rights in the Business, including those listed in Schedule 7;

"Intellectual Property Right"

    means patents, trade marks, service marks, trade names, rights in designs, copyright (including rights in computer software), database rights, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world;

"IPR Assignment"	means the assignment of the Business IPR in the agreed form;
"Legal Opinions"	means a opinion from Walker's United States and English legal counsel in the agreed form;
"Leasehold Property"	means the leasehold property situated at Second Floor, The Square, Basing View, Basingstoke, Hampshire RG24 8LH;
"Liabilities"	means the Contingent and the Non-Contingent Liabilities;
"Liability Limit"	means £100,000 (one hundred thousand pounds sterling);
"Licence Back"	means the licence back to Walker of the Aptos Software in the agreed form;
"Loan Note Instrument"	means the loan note instrument in the agreed form;
"Non-Contingent Liabilities"	means any liabilities of WFSL in relation to the Business as stated, accrued or provided for in the Accounts;
"Option Agreement"	means an agreement between Walker and Shirko Abid in the agreed form;
"Payment Dates"	has the meaning ascribed to it in Clause 2.5.5 and "Payment" and "Payment Date" shall be construed accordingly;
"Penultimate Payment"	means the payment of £400,000 by the Purchaser to Walker on the Second Payment Date under the Loan Note;
"Plant and Equipment"

    means all plant, machinery, motor vehicles, furniture, tools and equipment owned by WFSL and used in the Business including those items set out in Schedule 8 (for the avoidance of doubt, excluding for this purpose plant and machinery which are the subject of finance and/or equipment leases and included in the term "Contracts");

"Purchaser's Group"	means the Purchaser, any holding company of the Purchaser and any subsidiary of the Purchaser or any such holding company from time to time;
"Purchaser's Warranties"	means the representations and warranties set out in Part D of Schedule 2;
"Records"

    means the books, accounts, lists of customers, credit reports, price lists, catalogues and all documents, papers, records (including VAT records) of WFSL or, as the case may be, Walker relating to the Business or any of the Business Assets;

"Registered Rights"

    means, in relation to any jurisdiction, the Business IPR which are the subject of registration (or application for registration) with any competent authority in that jurisdiction as listed in Schedule 9;

"Restricted Liabilities"	means those maters more particularly described in Schedule 11;
"Second Payment Date"	has the meaning ascribed to it in Clause 2.5.5;
"Third Payment Date"	has the meaning ascribed to it in Clause 2.5.5;
"Trade Debtors"	means amounts receivable in cash in connection with the Business due to WFSL at the Transfer Date or which have become due thereafter by or in respect of trade debtors;
"Transfer Date"	means the date of Completion;
"Transfer Regulations"	means the Transfer of Undertakings (Protection of Employment) Regulations 1981;
"Vendors' Group"	means the Vendors, any holding company from time to time of the Vendors and any subsidiary from time to time of the Vendors or any such holding company;
"Vendors' Warranties"	means the representations and warranties set out in Part A of Schedule 2;
"Waiver Letter"	means the letter dated the date of Completion signed by certain shareholders of the Purchaser relating to the sale of the Business and the Option Agreement in the agreed form;
"Walker Warranties"	means the representations and warranties set out in Part C of Schedule 2;
"Warranty"	means each and any of the Vendors' Warranties, the WFSL Warranties, the Walker Warranties and the Purchaser Warranties;
"WFSL Warranties"	means the representations and warranties set out in Part B of Schedule 2.

    In this Agreement, unless the context otherwise requires:

          references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

          the headings are inserted for convenience only and shall not affect the construction of this Agreement;

          references to one gender include all genders;

          any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted;

          any reference to a document in the agreed form is to the form of the relevant document agreed between the parties and for the purpose of identification initialled by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of WFSL and the Purchaser);

    The Schedules comprise schedules to this Agreement and form part of this Agreement.

    For the purposes of this Agreement, the "Purchaser" shall be deemed to include the successors and assigns of B-Plan Information Systems Limited.

  AGREEMENT TO SELL AND PRICE

    The Vendors shall sell and the Purchaser shall purchase as a going concern the whole of the property, undertaking and assets of the Business referred to in Clauses 2.2 and 2.3.

    WFSL shall sell (or shall procure the sale of) with full title guarantee and the Purchaser shall purchase, with effect from the close of business on the Transfer Date, the following Business Assets:

      the cash of the Business;

      the Plant and Equipment;

      the Trade Debtors;

      the benefit (subject to the burden) of all Contracts;

      the benefit of all Business Claims;

      the Records; and

      such title, right and interest as it has or may have in the Business IPR.

    Walker shall sell (or shall procure the sale of) with full title guarantee and the Purchaser shall purchase, with effect from the close of business on the Transfer Date, the following Business Assets:

      subject to the provisions of Schedule 4, the Leasehold Property;

      the Business IPR;

      the Goodwill;

      the Records; and

      the Domain Name.

    The Purchaser acknowledges that no goodwill is attributable to any of the Business Assets being sold by WFSL.

    The consideration for the sale and transfer by the Vendors of the Business shall be £1,600,000 which shall be satisfied by:

      the payment by the Purchaser of £200,000 in cash to Walker on 31 December 2000;

      the payment by the Purchaser of £100,000 in cash to WFSL on 31 December 2000;

      the payment by the Purchaser of £200,000 in cash to Walker on 31 March 2001;

      the payment by the Purchaser of £100,000 in cash to WFSL on 31 March 2001; and

      the delivery by the Purchaser to Walker on Completion of the loan note (as evidenced by the Loan Note Instrument), which shall be secured by a fixed and floating charge over the undertaking and assets of the Purchaser and shall be repayable by the Purchaser in six monthly instalments of £400,000 on 30 June 2001, £400,000 on 31 December 2001 and £200,000 on 30 June 2002 the "First Payment Date", the "Second Payment Date" and the "Third Payment Date" respectively and collectively (the "Payment Dates").

    The Purchaser shall assume, and shall assume responsibility for the satisfaction of, all the Liabilities and, subject to Clauses 2.7 and 11.12, the Vendors shall jointly and severally indemnify the Purchaser against all liability, proceedings, claims, costs, fines, penalties, damages, losses, actions, awards, expenses (including professional costs and expenses reasonably incurred) and demands as suffered or incurred by the Purchaser in respect of the Contingent Liabilities.

    The liability of the Vendors to indemnify the Purchaser in respect of any or all of the Restricted Liabilities shall only arise if and to the extent that the Liability Limit has been exceeded.

    For the avoidance of doubt, nothing in this Agreement shall make the Vendors assume any liability in respect of any or all of the Restricted Liabilities unless and to the extent that the relevant Liability Limit has been exceeded.

    The provisions of Schedule 4 (the Leasehold Property) shall apply to the assignment of the interests of the Vendors in the Leasehold Property.

  COMPLETION

    The sale and purchase shall be completed at the offices of Baker & McKenzie, 100 New Bridge Street, London EC4V 6JA on 11 October 2000 when the events detailed in the remainder of this Clause 3 shall take place.

    On Completion, each of WFSL and Walker shall, in relation to the Business Assets to be sold by it pursuant and subject to Clause 2.2 or Clause 2.3 (as the case may be), cause to be delivered or made available to the Purchaser such documents as the Purchaser may reasonably require to complete the sale and purchase of the Business Assets including, in particular:

      the IPR Assignment;

      the Deed of Assignment;

      possession of the tangible Business Assets hereby agreed to be sold including:

        all Records; and

        all the designs and drawings, plans, technical and sales publications, advertising material and other technical and sales matter of WFSL in relation to the Business;

      originals of novation agreements duly executed by WFSL or, as the case may be, Walker and relevant third parties, or letters of consent from relevant third parties indicating a willingness to enter into novation agreements, in relation to specified Contracts agreed with the Purchaser and in a form reasonably satisfactory to the Purchaser;

      all codes, manuals, script, programming, working documents, specifications, information or data relating to the Aptos Software and in the possession or control of WFSL; and

      the Legal Opinions.

    The Purchaser shall:

      deliver to Walker, duly executed by the Purchaser, the Loan Note Instrument;

      deliver to Walker, duly executed by each of the Purchaser and each relevant shareholder of the Purchaser, the Waiver Letter;

      deliver to Walker, duly executed by Shirko Abid, the Option Agreement;

      deliver to Walker and WFSL, duly executed by the Purchaser, the Deed of Assignment; and

      deliver to Walker, duly executed by the Purchaser, the Licence-Back.

  3.4 The Purchaser shall deliver to Walker the duly signed Funding Letter as soon as it becomes available.

  TITLE AND SUPPLEMENTARY PROVISIONS

    Beneficial ownership and risk in respect of the Business Assets shall pass to the Purchaser on Completion. Title to all Business Assets which can be transferred by delivery shall pass on delivery and such delivery shall be deemed to take place at 2nd Floor, The Square, Basing View, Basingstoke, Hants RG21 4EB on Completion. Subject to the provisions of Clauses 4.3 and 4.4, each of WFSL and Walker shall following Completion be a trustee for the Purchaser in respect of all the Business Assets to be sold by it pursuant to Clause 2.2 or Clause 2.3 (as the case may be) until the same shall have been actually delivered and/or, in the case of Business Assets not capable of transfer by delivery, formally transferred or assigned to the Purchaser.

    Following Completion, insofar as the Business Assets comprise the benefit of Business Claims and the benefit (subject to the burden) of Contracts which cannot effectively be assigned or transferred by the Vendors to the Purchaser except by agreements of novation or without obtaining a consent, an approval, a waiver or the like from a third party:

      WFSL or, as the case may be, Walker shall (upon the request of the Purchaser) take all reasonable steps to procure that such Contracts are novated or the necessary Consents obtained and the Purchaser shall co-operate with WFSL for such purpose;

      unless or until any such Contract is so novated or assigned or any necessary Consent is obtained, WFSL or, as the case may be, Walker shall receive and hold the benefit of the relevant Contract or Claim as agent for the Purchaser and shall accordingly pay to the Purchaser promptly upon receipt any sums received by it under any such Contract or pursuant to any such Business Claim;

      the Purchaser shall (at the Purchaser's cost) assist WFSL to perform all the obligations of WFSL or, as the case may be, Walker under any such Contracts and indemnify WFSL or, as the case may be, Walker on an after-tax basis against all liability (and all costs reasonably incurred by WFSL or, as the case may be, Walker) arising in connection with any such Contracts;

    No effect shall, however, be given to sub-Clauses 4.2.2 and 4.2.3 above if there is a material risk that the relevant Contract would be treated as repudiated by the third party or if WFSL or, as the case may be, Walker would be in breach of its obligations to any third party under any such Contract if effect were given thereto. If any necessary Consent is not obtained within six (6) months after Completion or is refused and the procedure set out in this Clause 4.2 does not enable the full benefit of any Contract to be enjoyed by the Purchaser after Completion, the parties shall use all reasonable endeavours to achieve an alternative solution pursuant to which the Purchaser shall both receive the full benefit of that Contract and assume the associated obligations.

    Each of WFSL and Walker shall execute such other documents and take such other steps as may reasonably be required by the Purchaser to vest the title to the Business Assets to be sold by it pursuant to Clause 2.2 or Clause 2.3 (as the case may be) in the Purchaser and to give effect to this Agreement.

    To the extent that the benefit (subject to the burden) of any Contract can be assigned by the Vendors to the Purchaser without any Third Party Consent (as defined below), this Agreement shall constitute an assignment of the benefit (subject to the burden) of such Contract with effect from the Transfer Date.

    For the purpose of this Clause 4, "Third Party Consent" means all consents, approvals, authorisations or waivers required for the transfer, assignment or novation of any Contract or Business Claim in favour of the Purchaser.

    In relation to any Group Contracts WFSL shall, to the extent permitted under the terms of the relevant Group Contract, sub-contract the obligations thereunder relating to the Business to the Purchaser and shall account to the Purchaser for any sums received by it in relation to such part of the Group Contract as relates to the Business upon presentation by the Purchaser to WFSL of a valid invoice or, as the case may be, act as trustee for the Purchaser in respect of any claim or claims arising out of such part of the Group Contract as relates to the Business.

    The Purchaser shall indemnify WFSL on an after-tax basis against liabilities, proceedings, claims, costs, fines, penalties, damages, losses, actions, awards, expenses (including professional costs and expenses reasonably incurred) arising in connection with the implementation of the provisions of Clause 4.6.

    In consideration of the Purchaser reimbursing (which it hereby undertakes to do) WFSL for all amounts payable by WIPI pursuant to the Lease which are attributable only to that part of the Leasehold Property occupied by WFSL with effect from the Transfer Date until the date of grant of the Underlease or, if the Underlease is granted within 12 months of the Transfer Date, in consideration of the Purchaser waiving (which it hereby undertakes to do) its rights to receive rent and service charges pursuant to the Underlease until the expiry of the period of 12 months following the Transfer Date, WFSL undertakes to the Purchaser with effect from the Transfer Date and for the period of 3 months from such date to provide the Transitional Services to the Purchaser free of charge and to carry out and perform and complete all obligations and all things reasonably required to maintain the Transitional Services for such period.

    For the purposes of Clause 4.8, "Transitional Services" means the following:

      the provision of Support Desk and Call Centre Services;

      the supply of the telephone system to the Business;

      the availability of the leased line link between the Leasehold Property at WFSL's Aylesbury office;

      the availability of e-mail and communication server;

      the availability of Frame relay link;

      the availability of accounting data; and

      the availability of any other general services that are reasonably required for the operation of the Business and which are supplied to or by WFSL to its divisional businesses and which prior to the Transfer Date were used, operated or made available to the Business.

    For a period of 12 months following the Transfer Date the Purchaser undertakes to indemnify WFSL in respect of any rent or any other amounts payable by WFSL pursuant to the Underlease as a result of the Purchaser assigning the Lease and further covenants to refrain from forfeiting the Underlease and/or bringing a claim against WFSL for non-payment of any amounts due under the Underlease.

    All charges and outgoings relating to and payable in respect of the Business (including, without limitation, rents, rates, water and other periodic outgoings, gas, electricity and telephone charges, licences and royalties and road tax licences and insurance premiums and obligations and liabilities in respect of salaries, wages, accrued holiday pay and other remuneration, national insurance, pension and other statutory contributions, income tax deductible under PAYE for which the Vendor is accountable, contributions to retirement benefit schemes and all other payments to or in respect of the Employees) which relate to the period commencing before and ending on or after the Transfer Date shall be apportioned on a time basis (save that all charges and outgoings specifically referred to the extent of the use of any property all rights shall be apportioned according to this extent of such use) so that such part of such charges and outgoings as is attributable to the period ending on the Transfer Date shall be borne by the Vendors and each part of such charges and outgoings as is attributable to the period commencing on the day immediately after the Transfer Date shall be borne by the Purchaser.

  GUARANTEE

    In consideration of the Purchaser entering into this Agreement, Walker unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance by WFSL of all its obligations under or pursuant to this Agreement (and any other documents or obligations entered or to be entered into according to the terms of this Agreement).

    Walker's liability under this Agreement shall not be discharged or impaired by:

      any amendment to or variation of this Agreement, or any waiver of or departure from its terms, or any assignment of it or any part of it, or any document entered into under this Agreement;

      any release of, or granting of time or other indulgence or, WFSL or any third party, or the existence or validity of any other security taken by Walker in relation to this Agreement or any enforcement of or failure to enforce or the release of any such security;

      any winding up, dissolution, reconstruction, arrangement or reorganisation, legal limitation, incapacity or lack of corporate power or authority or other circumstances of, or any change in the constitution or corporate identity or loss of corporate identity by, WFSL or any other person (or any act taken by the Purchaser (acting together or separately) in relation to any such event); or

      any other act, event, neglect or omission whatsoever (whether or not known to WFSL, the Purchaser or Walker) which would or might (but for this Clause) operate to impair or discharge Walker's liability under this Clause or any obligation of WFSL or to afford Walker or WFSL any legal or equitable defence.

    As a separate, additional continuing and primary obligation Walker, in consideration of the Purchaser entering into this Agreement, undertakes to the Purchaser to indemnify the Purchaser on demand against any and all losses, claims or costs suffered or incurred by the Purchaser as a result of WFSL's failure to observe and perform property and punctually all its obligations under this Agreement (including, without limitation, by reason of the obligations of WFSL being or becoming void, unenforceable or otherwise invalid under any applicable law).

  LICENCE-BACK OF APTOS

  The Purchaser and Walker agree to enter into the Licence Back on Completion.

  EMPLOYEES

    The parties acknowledge and agree that the sale and purchase pursuant to this Agreement will constitute a relevant transfer for the purposes of the Transfer Regulations and that it will not operate so as to terminate any of the contracts of employment of the Employees and such contracts shall be transferred to the Purchaser pursuant to the Transfer Regulations with effect from the Transfer Date on no less favourable terms and conditions than those on which the Employees have been employed with WFSL.

    WFSL undertakes to the Purchaser (for itself and as trustee for all other owners for the time being of the whole or any part of the Business and the Business Assets):

      to comply with its obligations under Regulation 10 of the Transfer Regulations, subject to the Purchaser complying with its obligations under Regulation 10(3) of the Transfer Regulations; and

      fully to indemnify and keep indemnified the Purchaser against all losses, damages, costs, actions, awards, penalties, fines, proceedings, claims, demands, liabilities and expenses (including, without limitation, legal and other professional fees and expenses) which the Purchaser may suffer, sustain, incur, pay or be put to by reason or on account of or arising from:

    (a) any claim or other legal recourse by all or any of the Employees in respect of any fact or matter concerning or arising from employment with WFSL prior to the Transfer Date;

    (b) any claim or other legal recourse by any trade union or staff association recognised by WFSL or employee representatives in respect of all or any of the Employees arising from or connected with the failure by WFSL to comply with its legal obligations to such trade union or staff association or employee representatives; and

    for the avoidance of doubt, WFSL shall not be obliged to indemnify the Purchaser in respect of any claim or other legal recourse set out in this Clause 7.2 to the extent that such claim or other legal recourse arises as a result of any act or omission of the Purchaser after the Transfer Date.

    If any contract of employment or collective agreement not disclosed to the Purchaser shall have effect as if originally made between the Purchaser and any of the Employees or a trade union as a result of the provisions of the Transfer Regulations:

      the Purchaser may, upon becoming aware of the application of the Transfer Regulations to any such contract of employment or collective agreement, terminate such contract or agreement forthwith; and

      WFSL shall indemnify and shall keep indemnified the Purchaser against all losses, damages, costs, actions, proceedings, claims, demands, liabilities and expenses (including, without limitation, legal and other professional fees and expenses) which the Purchaser may suffer, incur, sustain, pay or be put to by reason or on account of or arising out of such termination.

    Without prejudice to the other provisions of this Clause, WFSL shall, at its own expense, give the Purchaser such assistance as the Purchaser may reasonably require to contest any claim by any person employed in the Business at or prior to Completion resulting from or in connection with this Agreement, PROVIDED THAT the Purchaser shall consult with WFSL before admission of any liability or agreement of any settlement or any termination and PROVIDED ALSO THAT the Purchaser shall offer WFSL the conduct of any proceedings.

    Subject to Clause 7.6, the Purchaser undertakes to WFSL fully to indemnify and keep indemnified WFSL against all losses, damages, costs, actions, awards, penalties, fines, proceedings, claims, demands, liabilities and expenses (including without limitation, legal and other professional fees and expenses) which WFSL or any of its owners may suffer, sustain, incur, pay or be put to by reason or on account of or arising from any claim or other legal recourse by all or any of the Employees in respect of any fact or matter concerning or arising from the employment or termination of employment by the Purchaser of any of the Employees at any time on or after the Transfer Date or due to any act or omission (including but not limited to any claim arising by virtue of Regulations 10(3) and 5(5) of the Transfer Regulations) of the Purchaser at any time.

    WFSL shall indemnify the Purchaser against any costs, claims, liabilities and expenses which are attributable to any redundancy (as defined in section 139 of the Employment Rights Act 1996 ("the ERA")) of any Employee made by the Purchaser within one (1) month of the Transfer Date PROVIDED THAT: (i) WFSL's liability under this Clause 7.6 shall not exceed £53,000 in total; and (ii) WFSL shall not be responsible for any liability (whether for wrongful dismissal, unfair dismissal, breach of contract, notice pay, unlawful discrimination, any claim pursuant to the Transfer Regulations, any claim arising from any obligation or duty (whether statutory or otherwise) to inform and consult employees or their representatives or under any other employment law) arising from the improper or unlawful termination by the Purchaser of any Employee's contract of employment.

    WFSL shall (and without prejudice to Clause 7.5), on the date following six months from the Transfer Date, pay to the Purchaser the amounts set out in Column (2) of Schedule 14 in respect of the individuals whose names are set out in Column (1) of Schedule 14 PROVIDED ONLY THAT:

      the persons whose names are referred to in Column (1) of Schedule 14 remain in the continuous employment of the Purchaser for six months following the Transfer Date; or

      those persons are made redundant (as such expression is defined in section 139 of the ERA) within six months of the Transfer Date.

    The Purchaser undertakes to WFSL to disburse the amounts referred to in Clause 7.7 to those persons referred to in column (1) of Schedule 14 in accordance with Clause 7.7.

  VAT

    The consideration for the sale by WFSL of the Business Assets pursuant to Clause 2.2 shall be exclusive of VAT. WFSL shall issue a valid VAT invoice to the Purchaser within 14 days of the Transfer Date.

    The Purchaser undertakes to pay to WFSL by way of CHAPS transfer an amount at least equal to the amount specified in the VAT invoice issued by WFSL pursuant to Clause 8.1 above on or before 31 December 2000 at Barclays Bank Plc, Aylesbury & Wendover Branch, Account Number: 80326534, Sort Code: 20-03-18, such amount being the VAT due on the sale by WFSL of the Business Assets pursuant to Clause 2.2.

  POST-TRANSFER LIABILITIES

    Nothing in this Agreement shall make the Vendors assume any liability for:

      any indebtedness of the Purchaser in relation to the Business at any time from the Transfer Date otherwise than as occasioned by any act or omission of the Vendors or by virtue of anything in this Agreement; or

      any breach of contract, negligence, misrepresentation, breach of duty or other circumstance giving rise to liability to any third party which is attributable to any act, neglect or default of the Purchaser (or any other person engaged in the carrying on of the Business) in the course of the Business following the Transfer Date and the Purchaser shall indemnify the Vendors against any liability, costs, fines, penalties, damages, losses, actions, awards, expenses (including professional costs and expenses reasonably incurred) as suffered or incurred by the Vendors in respect of any such indebtedness or as a result of any such act, neglect or default.

  WARRANTIES

    WFSL and Walker jointly and severally represent and warrant to the Purchaser in terms of the Vendors' Warranties, WFSL represents and warrants to the Purchaser in terms of the WFSL Warranties, Walker represents and warrants to the Purchaser in terms of the Walker Warranties and the Purchaser represents and warrants to each of WFSL and Walker in terms of the Purchaser Warranties. The WFSL Warranties and the Walker Warranties are subject to the matters fairly disclosed in the Disclosure Letter (or treated by the Disclosure Letter as being disclosed).

    Each of the Vendors undertakes that, if there is a breach of any of the Vendors' Warranties, the WFSL Warranties or the Walker Warranties (as the case may be), the party in breach will pay in cash to the other a sum equal to the amount which would be necessary to put the Purchaser into the financial position which would have existed had there been no breach of the Vendors' Warranties, WFSL Warranties, or the Walker Warranties in question.

    Each of the Vendor's Warranties, the WFSL Warranties, the Walker Warranties and the Purchaser Warranties shall be construed as a separate warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty.

  LIMITATIONS ON CLAIMS

    Neither WFSL nor Walker shall be liable for any Claim in relation to the Vendors' Warranties, the WFSL Warranties or the Walker Warranties (as the case may be):

      unless it receives from the Purchaser written notice containing details of the Claim, including the Purchaser's estimate (on a without prejudice basis) of the amount of such Claim on or before 11 April 2002;

      unless the aggregate amount of the liability of the Vendors for all Claims exceeds £16,000 (in which event WFSL or Walker (as the case may be) shall be liable for the whole amount and not just the excess);

      in the case of an individual Claim against WFSL or Walker (as the case may be):

        unless the liability of WFSL in respect of such Claim exceeds £1,000;

        unless the liability of Walker in respect of such Claim exceeds £2,000;

    in which event WFSL and Walker shall be liable only for the excess over £1,000 and £2,000 respectively. For the avoidance of doubt, amounts for which WFSL or Walker (as the case may be) has no liability, or by which WFSL's or Walker's liability is reduced as a consequence of the operation of this Clause 11.1.3, shall not be capable of constituting a Claim or increasing the amount of such Claim for the purposes of this Clause.

    Where any amounts which are capable of constituting a claim arise out of the same or similar circumstances then all such amounts shall be aggregated in determining whether the limits in Clauses 11.1.2 and 11.1.2 have been exceeded.

    The aggregate amount of the liability of the Vendors for all Claims shall not exceed £1,600,000 (one million six hundred thousand pounds sterling).

    None of the limitations contained in Clauses 11.1 and 11.3 shall apply to any breach of any Warranty which (or the delay in discovery of which) is the consequence of dishonest, deliberate or reckless mis-statement, concealment or other conduct by WFSL or Walker (as the case may be) or any officer or employee, or former officer or employee, of WFSL or Walker (as the case may be).

    The Vendors shall not be liable for any Claim which would not have arisen but for an act, omission or transaction carried out after the date hereof by the Purchaser otherwise than in the ordinary and usual course or otherwise where the Purchaser ought to have known that such act, omission or transaction would result in a Claim in which the Business has been carried on up to Completion.

    The Vendors shall not be liable in respect of any Claim to the extent that such Claim is attributable to, or such Claim is increased as a result of, any legislation not in force at the date hereof or to any change of law, regulation, directive or any change in rates of tax, which in each case is not in force at the date hereof and which takes effect retrospectively.

    The Vendors shall not be liable for any Claim if and to the extent that the Purchaser had actual knowledge at the date of this Agreement:

      of the facts, matters, events or circumstances which are the subject matter of the Claim; and

      that those facts, matters events or circumstances actually amounted to a breach of any of the Vendors' Warranties, the WFSL Warranties or the Walker Warranties (as the case may be) as at the date of this Agreement.

    The Vendors shall not be liable for any Claim if and to the extent that specific allowance, provision or reserve has been made for such fact, matter, event or circumstance in the Accounts or to the extent that payment or discharge of the relevant matter has been taken into account therein.

    In respect of the Business IPR, the Business Software and any related hardware and software, no warranties are given by Walker in relation to date-related processes.

    If any Claim shall arise by reason of some liability which at the time that the Claim is notified to WFSL or Walker (as the case may be) is contingent only, WFSL or Walker (as the case may be) shall not be under any obligation to make any payment to the Purchaser in respect of such Claim until such time as the contingent liability ceases to be so contingent.

    If the Purchaser becomes aware of any third party claim against the Purchaser (a "third party claim") which might lead to a Claim or a claim under Clause 2.6 being made (subject to being fully indemnified by WFSL or Walker (as the case may be) against all reasonable out-of-pocket costs and expenses incurred by the Purchaser) the Purchaser shall:

      procure that notice of such third party claim is promptly given to WFSL or Walker (as the case may be);

      not make any admission of liability, agreement or compromise with any person, body or authority in relation to any such third party claim without prior consultation and with the prior agreement of WFSL or Walker (as the case may be) which shall not be unreasonably withheld or delayed; and

      consult with WFSL or Walker (as the case may be) as regards the conduct of any proceedings arising out of such Claims.

    The Purchaser agrees with each of WFSL and Walker that it shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which give rise to one or more Claim.

    The sole remedy of the Purchaser for any breach of any of the Vendors' Warranties, the WFSL Warranties or the Walker Warranties or any other breach of this Agreement by WFSL or Walker (as the case may be) shall be an action for damages and the Purchaser shall not be entitled to rescind this Agreement.

    If prior to any of the First Payment Date or the Second Payment Date or the Third Payment Date, the Purchaser is entitled to make a Claim or is entitled to make a claim under the indemnity pursuant to Clause 2.6 (a "Retention Claim") and pursuant to such Retention Claim it has been Finally Decided (as defined in Clause 11.18) that the Vendors are or either one of them is liable in whole or in part in respect of the Retention Claim, then the Purchaser shall be entitled to set off from any sums payable to the Vendors pursuant to the Loan Note Instrument the amount of the liability of the Vendors or either of them, for such Retention Claim.

    If, at either the First Payment Date, the Second Payment Date, or the Third Payment Date there exists any Retention Claim which has not been Finally Decided, then there shall be paid into the Retention Account by the Purchaser the amount of the Retention Claim as ascertained pursuant to Clause 11.20 and the Purchaser shall pay to the Vendors the balance of the amount due to the Vendors under the Loan Note Instrument (if any) on the relevant Payment Date less any sums previously set off pursuant to Clause 11.14.

    In the event that any sums shall be paid into the Retention Account pursuant to Clause 11.15 and in relation to a Retention Claim to which such sums it relates, it shall be Finally Decided that the Vendors are or either one of them is liable in whole or in part in respect of such Retention Claim, then the Purchaser shall be entitled to be repaid out of the principal amounts and accrued interest retained in the Retention Account, the amount of the liability of the Vendors or either of them for such Retention Claim.

    Once all Retention Claims have been Finally Decided and the liability for such Retention Claim has been settled pursuant to Clause 11.16 the balance of the principal amounts and accrued interest retained in the Retention Account after payment of all sums to the Purchaser pursuant to Clause 11.17 shall be released to the Vendors.

    For the purposes of this Clause 11 a Retention Claim shall be deemed to be "Finally Decided" if:

      so determined by a court of competent jurisdiction from which there is no appeal or from whose judgment the Vendor or the Purchaser (as the case may be) do or does not appeal within any applicable time limits; or

      the Vendor and the Purchaser shall so agree in writing.

    For the purpose of this Agreement neither the retaining of the sums in the Retention Account nor the provisions of Clauses 11.15 to 11.19 shall be regarded as imposing any limit on the amount of any Claim or any claim for an indemnity pursuant to Clause 2.6.

    The amount of the sum to be paid into the Retention Account pursuant to Clause 11.15 shall be an amount which the parties agree to be a reasonable provision for the relevant Retention Claim (including any professional costs reasonably incurred in connection therewith) invoking or, in the event the parties are unable to agree such provision within 14 days after the relevant Payment Date, an amount as is certified by Counsel of not less than 10 years' standing to be in his opinion (acting as an expert) to be a reasonable provision for the Retention Claim, the identity of such Counsel to be agreed between the parties or, failing such agreement, appointed by the President of the Bar Council or his deputy on the application of either party. Both parties agree to use all reasonable endeavours to procure that Counsel makes his determination within 21 days after the referral of the dispute to him. The opinion of Counsel shall be final and binding (save in respect of manifest error or fraud) and his costs shall be borne as he shall direct. While the Purchaser and the Vendors attempt to agree the amount to be paid into the Retention Account or until Counsel's determination is received, the obligation of the Purchaser to make payment under the Loan Note Instrument will be deferred until agreement or determination of the amount to be paid into the Retention Account is reached or made, as the case may be.

    The Vendors and the Purchaser hereby agree to provide such instructions as are necessary to their respective solicitors to procure that the Retention Account is operated in accordance with this Clause 11.

    Nothing in this Clause 11 shall in any way restrict or limit the general obligation at law of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any breach by WFSL or Walker (as the case may be) of the terms of this Agreement or any fact, matter, event or circumstance giving rise to a Claim or a claim under Clause 2.6.

    If WFSL or Walker (as the case may be) pays to the Purchaser an amount in discharge of a Claim and the Purchaser subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party (including any tax authority) a sum which is referable to the matter giving rise to the Claim, the Purchaser shall forthwith repay to WFSL or Walker (as the case may be):

      an amount equal to the sum recovered from the third party less any reasonable costs and expenses incurred by the Purchaser in recovering the same and any tax suffered on the receipt; or

      if the figure resulting under Clause 11.23.1 above is greater than the amount paid by WFSL or Walker (as the case may be) to the Purchaser in respect of the relevant Claim, such lesser amount as shall have been so paid by WFSL or Walker (as the case may be).

    The amount by which the sum calculated in accordance with Clause 11.23.1 exceeds the amount repaid by WFSL or Walker (as the case may be) pursuant to this sub-Clause shall be carried forward and set against any future payment or payments which become due from WFSL or Walker (as the case may be) in respect of any Claim.

    Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn (and no new Claim may be made in respect of the facts giving rise to such withdrawn Claim) unless legal proceedings in respect of it have been commenced by both being issued and served within 6 months of notice having been given by the Purchaser pursuant to Clause 11.1.1.

  AVAILABILITY OF INFORMATION

  Each of WFSL and Walker shall make available to the Purchaser upon reasonable written request all information which the Purchaser may reasonably require relating to the Business and the Business Assets.

  ENTIRE AGREEMENT

    This Agreement and the other agreements or letters referred to herein set out the entire agreement and understanding between the parties in respect of the sale and purchase of the Business. This Agreement supersedes the Heads of Agreement, which shall cease to have any further force or effect. It is agreed that:

      no party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Agreement;

      the Purchaser may claim in contract for breach of Warranty under this Agreement but shall have no claim or remedy in respect of misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement) or untrue statement made by any other party;

      this Clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation by a party; and

      save as expressly set out in this Agreement or in any other agreement or document referred to in this Agreement, no party shall owe any duty of care to any other party.

  ANNOUNCEMENTS

    Except as required by law or by any stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the party making the announcement or disclosure is subject, whether or not having the force of law, no announcement or circular or disclosure in connection with the existence or subject matter of this Agreement shall be made or issued by or on behalf of the Vendors or the Purchaser or any member of the Vendors' or Purchaser's Group without the prior written approval of the other (such approval not to be unreasonably withheld or delayed).

    Where any announcement or disclosure is made in reliance on the exception in Clause 14.1, the party making the announcement or disclosure will consult with the other party in advance as to the form, content and timing of the announcement or disclosure.

  COSTS

    Subject to Clause 15.2, each of the parties shall pay its own Costs incurred in connection with the negotiation, preparation and implementation of this Agreement.

    The Purchaser shall bear all stamp or other documentary or transaction duties and any other transfer taxes arising as a result or in consequence of this Agreement or of its implementation.

  SEVERABILITY

  If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) have no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

  COUNTERPARTS

  This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

  FURTHER ASSURANCE

  Each of WFSL and Walker agrees to perform (or procure the performance of) in relation to the Business Assets to be sold by it pursuant to Clause 2.2 or Clause 2.3 (as the case may be) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the Purchaser may reasonably require, whether on or after Completion, to implement and/or give effect to this Agreement and the transaction contemplated by it and for the purpose of vesting in the Purchaser the full benefit of the assets, rights and benefits to be transferred to the Purchaser under this Agreement.

  NOTICES

    Any notice or other communication to be given by one party to any other party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in Clause 19.2, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in Clause 19.2 and in each case marked for the attention of the relevant party set out in Clause 19.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 19). Any notice so served by hand, fax or post shall be deemed to have been duly given:

      in the case of delivery by hand, when delivered;

      in the case of fax, at the time of transmission;

      in the case of prepaid recorded delivery, special delivery or registered post, at 10am on the second Business Day following the date of posting provided that in each case where delivery by hand or by fax occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

    References to time in this Clause are to local time in the country of the addressee.

    The addresses and fax numbers of the parties for the purpose of Clause 19.1 are as follows:

    Walker Financial Solutions Limited

    Address: The Gatehouse, Gatehouse Way, Aylesbury, Buckinghamshire HP10 3DL

    Fax: (01296) 505201

    For the attention of: Roger Llewellyn

    Walker Interactive Systems Inc.

    Address: 303 Second Street, 3 North, San Francisco, California 94107, United States of America

    Fax: (001) 415 243 2328

    For the attention of: Paul Lord

    B-Plan Information Systems Limited

    Address: Synergy House, Manchester Square, Science Park, Manchester M15 6S7

    Fax: (0161) 2262200

    For the attention of: Shirko Abid

    A party may notify any other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this Clause 19, provided that, (unless otherwise agreed between the parties) such notice shall only be effective on:

      the date specified in the notice as the date on which the change is to take place; or

      if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

    In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery, special delivery or registered post letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

  ASSIGNMENT

    Either of the Vendors or the Purchaser may following the date of this Agreement assign the benefit of any provision of this Agreement to any other member or members of the Vendors' Group or the Purchaser's Group (as the case may be), PROVIDED THAT where any such assignee subsequently ceases to be a member of the Vendors' or the Purchaser's Group (as the case may be), the Vendors or the Purchaser (as the case may be) shall procure that before it so ceases it shall assign that benefit to either of the Vendor's or to the Purchaser (as the case may be) or to another continuing member of the Vendors' or the Purchaser's Group (as the case may be).

    Each of the Purchaser, WFSL and Walker may assign its rights under this Agreement by way of security to its bankers or other funders. Each party acknowledges and agrees that the rights conferred on any such assignee shall only be exercisable at the same time as it exercises its security under the relevant financing arrangements and that the liabilities of the non-assigning parties shall be no greater and no less than such liabilities would have been had the assignment not occurred.

  VARIATION

    No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties to it. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

    Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

  WAIVERS/PURCHASER'S RIGHTS AND REMEDIES

  No failure or delay by any party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

  GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

    This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, English law.

    Each of the parties agrees that the courts of England are to have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement, and for such purposes irrevocably submit to the jurisdiction of the English courts.

    Walker hereby irrevocably appoints Baker & McKenzie of 100 New Bridge Street, London EC4V 6JA to be its agent for service of any writ, summons, order, judgment or other notice of legal process in England.

  NON-MERGER

  This Agreement shall remain in force as to any of the stipulations and obligations hereof which shall not have been performed and remain to be performed after the Transfer Date.

  EXCLUSION OF THIRD PARTY RIGHTS

A person who is not a party to this Agreement shall not have or acquire any right under the Contracts (Rights of Third Parties) Act 1999 to enforce or have the benefit of any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

AS WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.

SCHEDULE 1

Description Of The Business

The business of the development and provision of financial applications combined with analytic and reporting software and related services, support and maintenance.

SCHEDULE 2

The Warranties

  Preliminary

  In this Schedule unless the context otherwise indicates:

    where any statement is qualified by the expression "so far as WFSL is aware" or "so far as Walker is aware" or "to the best of WFSL's knowledge and belief" or "to the best of Walker's knowledge and belief" or any similar expression, that statement shall be deemed to mean such knowledge or belief or awareness has been obtained having made due and careful enquiry of each of Kevin Lyons, David Pattinson, Roger Llewellyn, Paul Lord and Richard Pettet.

    any references to a "material adverse change" (or equivalent words) shall mean a material adverse change in the assets, liabilities, business, financial condition and results of the Business taken as a whole and to a "material adverse effect" (or equivalent words) shall mean a material adverse effect on the assets, liabilities, business, financial condition and results of the Business taken as a whole.

  PART A - The Vendors' Warranties

  Corporate Matters

    Each of WFSL and Walker has been duly incorporated and is validly existing and, so far as each of WFSL and Walker is aware, no order has been made or petition presented or resolution passed for the winding up of or for an administration order in respect of WFSL and Walker (as the case may be) and no distress, execution or other process has been levied on any of its assets. Neither WFSL nor Walker is insolvent or unable to pay its debts and no administrative receiver or receiver or receiver and manager has been appointed by any person of its business or assets or any part thereof.

    WFSL has full power and authority and has taken all necessary corporate action to enable it effectively to enter into and perform this Agreement and all agreements entered into, or to be entered into, pursuant to the terms of this Agreement, and such agreements when executed, will constitute valid, binding and enforceable obligations on WFSL in accordance with their respective terms and it does not require the consent, approval or authority of any other person to enter into or perform its obligations under this Agreement and its entry into and performance of this Agreement will not constitute any breach of or default under any contractual, governmental or public obligation binding upon it, and it is not engaged in any litigation or arbitration proceedings which might have an effect upon its capacity or ability to perform its obligations under this Agreement and no such legal or arbitration proceedings have been threatened against it.

    The Business is not carried on by or for the benefit of any person, firm or corporation other than the Vendors.

  The Assets

    Each of WFSL and Walker has good and marketable title to the Business Assets to be sold by it pursuant to Clause 2.2 or Clause 2.3 (as the case may be) free from any encumbrances, charges, liens equity, hire or hire purchase agreements, credit sale agreements, agreements for payment on deferred terms or bills of sale and from any rights of any person to call for any of the same, and all such assets are in the possession or under the control of WFSL or Walker (as the case may be).

    So far WFSL or Walker (as the case may be) is aware, the Business Assets to be sold by it pursuant to Clause 2.2 or Clause 2.3 (as the case may be) comprise all the software, fixed and loose plant, machinery, furniture, fixtures and fittings, equipment and vehicles used in the carrying on of the Business.

    All documents which in any way affect the right, title or interest of the Vendors in or to any of the Business Assets and which attract stamp duty have been duly stamped within the requisite period for stamping.

  Contracts

    None of the Contracts is ultra vires the Vendors.

    All the Contracts are in full force and effect and, so far as the Vendors are aware, nothing has occurred whereby any material contract is or could be subject to early termination or which, so far as the Vendors are aware, has given or may give rise to any claim under any of them by any party to any of them.

    None of the Contracts:

    was entered into otherwise than in the ordinary and usual course of business of the Business or not on an arm's length basis;

    involves the supply of goods and aggregate sales value of which will represent in excess of 10 per cent of the anticipated turnover of the Business in the 12 months following Completion.

    Neither the Vendors nor any persons connected with the Vendors has any direct or indirect interest in any business which has a close trading relationship with the Business or which is or is likely to become competitive with the Business.

    The execution and delivery of this Agreement and the performance of the terms of this Agreement will not result in a breach of the terms or provisions of any of the Contacts or violate any law, undertaking to or judgment, order, injunction or decree of any court in connection with the Business or relieve any person of any contractual obligation under any of the Contracts.

  Litigation/Compliance with Laws

    Neither Vendor nor any person for whose acts or omissions it may be vicariously liable is engaged in or subject to any civil, criminal or arbitration proceedings in relation to the Business or the Business Assets or any of them, and there are no such proceedings pending or, so far as the Vendors are aware, threatened by or against the Vendors or against any such person and, so far as the Vendors are aware, judgments outstanding against the Vendors which affect or might affect any of the Business Assets.

    So far as the Vendors are aware, they have not committed or omitted to do any act or thing in relation to the Business which could give rise to any fine or penalty.

    All necessary licences, consents, permits, agreements, arrangements and authorities (public and private) have been obtained to enable the Vendors to carry on the Business in the manner in which it is now carried on and all such licences, consents, permits, agreements, arrangements and authorities are valid and subsisting and the Vendors knows of no reason why any of them should be suspended, cancelled or revoked.

  PART B - The WFSL Warranties

  Records

    All books, accounts and records required by law to be maintained in connection with the Business have at all times been fully, properly and accurately maintained and are properly written up to date and will be so kept up to Completion and all returns and payments for the purposes of VAT have been made.

    All such books, accounts and records referred to in paragraph 6.1 duly and accurately record all matters required by law to be entered therein.

  Property

    The Leasehold Property is the only property occupied or otherwise used in connection with the Business.

    Walker Interactive Products International ("WIPI") is capable of assigning or sub-letting the Leasehold Property (as appropriate) with full title guarantee and the Purchaser agrees that WIPI shall not be liable under the covenants set out in Sections 3 and 4 of the Law of Property (Miscellaneous Provisions) Act 1994 for any breach of the terms of the Lease concerning the physical state and condition of the Leasehold Property (whether or not such breach renders the Lease liable for forfeiture).

  Environmental Matters

    WFSL has received no notice that it is in material breach of any applicable Environmental Law.

    So far as WFSL is aware, it has at all times held all necessary licences, consents and approvals that are required under all applicable Environmental Law to carry on the Business or to own the Business Assets, save where a failure to do so would not have a material adverse effect on the Business. WFSL has complied, in all material respects, with the material conditions and terms of any such licences, consents and approvals save where a failure to do so would not have a material adverse effect on the Business.

  Employees

    No person is employed or engaged in the Business (whether under a contract of service or contract for services) other than the Employees and each of the Employees is employed exclusively in the Business;

    WFSL has disclosed copies of all service contracts and full particulars of the current terms of employment or engagement of all Employees and all of such particulars are true and accurate and complete in all respects.

    In respect of each of the Employees WFSL has so far as it is aware:

    (a) performed all obligations and duties required to be performed by it, whether arising under contract, statute, or at common law; and

    (b) fully complied with its obligations under Regulation 10 of the Transfer Regulations to inform and consult with employee representatives on any matter concerning or arising from this Agreement.

    There are no enquiries or investigations existing, or, so far as WFSL is aware, pending or threatened involving the Business by the Equal Opportunities Commission or the Commission for Racial Equality or other similar authorities.

    WFSL is not under any legal liability or obligation, so far as it is aware, to pay gratuities, superannuation allowances or the like to any of the Employees engaged in the Business and there are no schemes or arrangements for payment of retirement, pension, disability or death benefit or similar schemes or arrangements in operation or contemplated in respect of any of the Employees or their dependants in the Business under which the Purchaser or owners for the time being of the Business or the Business Assets or any part thereof may become liable to make payments or to provide equivalent benefits.

    WFSL has not introduced or is not proposing to introduce any bonus, profit-sharing scheme, share option scheme, share incentive scheme or any other scheme or arrangement under which the Employees or any of them are or is or would be entitled to participate in the profits of the Business.

    WFSL is not engaged or involved in any dispute, claim or legal proceedings (whether arising under contract, common law or statute) with any of the Employees nor with any other person employed by WFSL in respect of whom liability is deemed to pass to the Purchaser by virtue of the Transfer Regulations.

    There is no industrial action or dispute existing or, so far as WFSL is aware, threatened or anticipated in respect of or concerning any of the Employees.

    WFSL has not recognised any trade union, works/staff councils or association of trade unions or any other organisation of employees in respect of the Employees.

    WFSL has not offered any contract of employment to any person (except to any of the Employees) and there is not now outstanding any contract of service with any of the Employees of the Business which is not determinable by WFSL at any time on three month's notice or less without compensation (other than under the Employment Rights Act 1996 or any other statutory provision) or any liability (other than for salary, wages, commission or pension) on the part of the Business to or for the benefit of any person who is an Employee of the Business.

    WFSL has not offered or agreed for the future any variation in any contract of employment in respect of the Employees or any other person employed by WFSL in respect of whom liability is deemed by the Transfer Regulations to pass to the Purchaser.

    No Employee of the Business has given or received notice terminating his employment or engagement in connection with the Business.

    As far as WFSL is aware there is no person previously employed by WFSL in the Business who now has or may in the future have a right to return to work (whether for reasons connected with maternity leave or absence by reason of illness or incapacity or otherwise) or a right to be reinstated or re-engaged in the Business or to any other compensation.

    There are no amounts outstanding to any of the Employees and so far as WFSL is aware no liability has been incurred by WFSL which remains undischarged for breach of any contract of service or for redundancy payments (including protective awards) or for compensation under any employment legislation or regulations or for wrongful dismissal, unfair dismissal, equal pay, sex, race or disability discrimination or otherwise and no order has been made at any time for the reinstatement or re-engagement of any of the Employees.

    WFSL has paid to the Inland Revenue and any other appropriate authority all taxes, National Insurance contributions and other levies due in respect of the Employees in respect of their employment by WFSL up to the Transfer Date.

  Accounts

    The Accounts:

      are true and accurate in all respects and give a true and fair view of and properly reflect the financial position of the Business as at the Accounts Date and are not affected by any unusual or non-recurring items;

      fully disclose all assets and make full reserve against all assets and fully provide for liabilities (whether or not quantified or disputed) and fully provide (or disclose by way of note) for all contingent liabilities at the Accounting Date;

      make adequate provision for depreciation of fixed assets having regard to their original cost and estimated life.

    Since the Accounting Date:

      the Business has been carried on in the ordinary and usual course both as regards the nature, scope and manner of conducting the same and so as to maintain the same as a going concern;

      the Business has paid its creditors within the times agreed with such creditors and there are no debts outstanding which have been due for more than 4 weeks;

      the Business has not been adversely affected by the loss of or material reduction of orders from any customer or the loss of or material reduction in any source of supply or by any abnormal factor not affecting similar businesses to a like extent and, so far as WFSL is aware, there are no facts which are likely to give rise to any such adverse effects;

      none of the fixed assets of the Business shown in the Accounts and none acquired by the Vendors since the Accounting Date have been lost, damaged or destroyed;

      there has been no material adverse change in the financial position or trading prospects of the Business nor, so far as WFSL is aware, is any such material change expected.

  General

  So far as WFSL is aware, the execution, delivery and performance of this Agreement will not result in the breach or cancellation and/or termination of any of the terms or conditions of or constitute a default under or entitle any other party to cancel, terminate or take any action under any of the Contracts.

  PART C - The Walker Warranties

  Intellectual Property

    The Business IPR and Intellectual Property Licences constitute all the Intellectual Property Rights and licences of Intellectual Property Rights necessary in order to carry on the Business in the manner in which it is presently carried on.

    So far as Walker is aware, no Business IPR shall be lost or rendered liable to termination as a result of the acquisition of the Business Assets by the Purchaser in accordance with this Agreement.

    All the records and systems (including but not limited to computer systems) and all data and information relating to the Business is recorded, stored, maintained or operated or otherwise held by Walker or a member of the Vendors' Group and is not wholly or partly dependent on any facilities which are not under the exclusive ownership or control of Walker or a member of the Vendors' Group.

    So far as Walker is aware, none of the operations of the Business infringe any Intellectual Property Rights held by any third party or involve the unauthorised use of confidential information disclosed to Walker (or any member of the Vendors' Group) in circumstances which might entitle a third party to make a claim.

    So far as Walker is aware, no claim has been made by any third party which alleges any infringing act or process which would fall within paragraph 12.4 above or which otherwise disputes the right of WFSL to use any Intellectual Property Rights relation to the Business.

    So far as Walker is aware, there exists no actual or threatened infringement by any third party of any Business IPR (so far as it relates to the Business).

    So far as Walker is aware, neither Walker (nor any member of the Vendors' Group) is (in relation to the Business) in default under any Intellectual Property Licence or any assignment by which it acquired any Business IPR.

    Walker is the sole legal and beneficial owner of all the Business IPR (including the subject matter thereof) free from all claims, liens, charges, equities, encumbrances, licences and adverse rights of any description. No Business IPR is held jointly or in common with any other person.

    Neither Walker nor, so far as Walker is aware, any other party is in breach of any Intellectual Property Licences and will not terminate or be capable of termination by reason of the execution and performance of this Agreement.

    So far as Walker is aware there are no outstanding claims against Walker under any contract or under Section 40 of the Patents Act 1977 for employee compensation in respect of any Business IPR.

    So far as Walker is aware, none of the Business IPR is subject to any challenge or attack by a third party or competent authority. All renewal and registration fees for the protection of the Registered Rights have been paid.

    So far as Walker is aware, there are no material outstanding agreements or arrangements whereby a licence, sub-licence or other permission to use has been granted by, or is obliged to be granted by, the Vendors in respect of the Business IPR used by the Vendors in the Business, save for the Intellectual Property Licences.

    The Business Assets together with the knowledge of the Employees is sufficient to allow the continuing development and maintenance of the Aptos Software in the manner prior to the date of this Agreement.

    Save as entered into in the ordinary course of business or with its employees, the Vendors have neither entered into any confidentiality or other agreement in relation to the Business nor are subject to any such duty which restricts the free use or disclosure of information used by the Vendors in the Business.

    The Vendors are not aware of any breach by any third party of any confidentiality obligation owed to the Vendors in relation to the Business.

  PART D - The Purchaser Warranties

  Corporate Matters

    The Purchaser has been duly incorporated and is validly existing and, so far as the Purchaser is aware, no order has been made or petition presented or resolution passed for the winding up of or for an administration order in respect of the Purchaser and no distress, execution or other process has been levied on any of its assets. The Purchaser is not insolvent or unable to pay its debts for the purposes of Section 123 of the Insolvency Act 1986 and no administrative receiver or receiver or receiver and manager has been appointed by any person of its business or assets or any part thereof.

    The Purchaser has all the requisite corporate power to execute, deliver and perform this Agreement and has taken all necessary corporate or other action to authorise the execution, delivery and performance hereof. This Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms.

  VAT

  The Purchaser is a taxable person within the meaning of Section 3 of the VAT Act 1994 and the Purchaser does not make or intend to make any exempt supplies.

  Compliance with laws

  The Purchaser is not engaged in or subject to any civil, criminal or arbitration and there are no such proceedings pending or, so far as the Purchaser is aware, threatened by or against the Purchaser and, so far as the Purchaser is aware, judgments outstanding against the Purchaser in each case which affect or might affect its ability to perform its obligations under this Agreement or the Loan Note Instrument.

  SCHEDULE 3

  Business Software

Part A - Non-Critical
Product	Licences	Installed
Lotus Screen Cam 97	4	3
Lotus Screen cam NT	1	1
Dr Solmans Support Software 1.6	3	0
John T McCann's SofTrack 3.1	100	0
Kurzweil Voice For Windows 2.0	1	0
Quarterdeck WebServer 1.0	1	0
Microsoft Mastering Visual Basic - Fundamentals 5	8	1
Microsoft Mastering Visual Basic - In-Depth 5	3	1
Microsoft Mastering Web Site Development - In-Depth	1	1
Microsoft Mastering Internet Development	1	0
Microsoft Mastering Enterprise Development 6	1	1
Microsoft MS Access 97	0	0
Microsoft MS Excel 2000	0	1
Microsoft MS Access - Upgrade 2000	1	0
Microsoft MS Plus 95	1	0
Microsoft MS Access 2	1	0
Microsoft MS Visual J++ - PE 1.1	1	0
Microsoft MS Small Business Financial Manager 97	1	0
Microsoft MS Office - Small Business Edition 97	1	0
Microsoft MS MapPoint 2000	1	0
Microsoft MS AutoRoute Express - Great Britain 1997	1	0
Microsoft MS Windows CE & Services 2.0	1	0
Microsoft MS Transaction Server - DE	3	0
Microsoft MS Windows NT Server 3.51	1	0
Microsoft MS FrontPage 98	13	5
Microsoft MS Visual Studio - EE - Upgrade 97	1	0
Corel Corel Draw 5	1	0
Uniplex Ltd. Uniplex 7	1	0
Dr. Solomons Support Software - Maint Release 1.6	3	0
IBM Storyboard Plus 2.0	1	0
Lotus Improv 2.0	1	0
Microtest Discport Discview 1.0	1	0
Laplink Laplink 2000	1	1
HP Surestore Tape 2.0	1	0
Traveling Software Laplink 5	1	0
Traveling Software Laplink 6.0	1	0
Sound Logic Limited PC Inventory Manager 2.3	1	0
NetTerm	40	31
Visio International Visio Professional 4.5	1	0
Seagate Crystal Reports 7	5	1
InstallShield Software Install Shield-Professional 5.1	2	1
InstallShield Software Install Shield-Professional 5.0	1	0
Caere OmniPage Pro 8.0	1	1
Seagate Crystal Reports 5.0	1	1
Knetix 3D Studio Max R2	2	0
Seagate DemoShield 5.4	1	0
Blue Sky Software RoboHelp 3.0	1	0
IPSWITCH WS_FTP Pro 6.01	41	26
Symantec Ghost Software 5.1	1	0
Great Lakes Wise 5.0	1	1
WordPerfect Corporation WordPerfect 5.2	1	0
CrossComm Corporation HP Open View 6.0	1	0
S-Designor Professional - Corporate Edition 4.1	1	0
Compaq / MS Windows 2000 Pro. Upgrade 2000	1	0
Nildram Software Screen Thief 1	1	0
KEA Zstem 220 1	1	0
Altiris Vision	35	11
Symantec PcAnywhere 8	2	1
HP HP CD-Labeler Software 2.5	1	0
HP DeskScan II 2.8	1	1
Traveling Software Laplink Pro	1	0
NeoPoint Technologies Doughboy Professional 1.02b	1	0
Datastorm Technologies Procomm Plus 1.1B	1	0
Visioneer PaperPort 3.01	1	0
HP NetServer Navigator 2.05	1	0
Cheyenne Arcserve Client Push Agent 2.1	1	0
Cheyenne Arcserve Changer Option 2.0	1	0
Island Software Compact Disk Image Designer 2.12	1	1
Adobe FrameMaker 5.5	1	0
Adobe FrameMaker 5	1	0
Aldus PageMaker 4.0	1	0
Nico Mac Computing Inc WinZip 7.0	40	45

Part B - Critical
Microsoft MS Project 98	9/10	17
Microsoft MS Visual InterDev - PE 6.0	6	3
Microsoft MS SQL Client 6.5	5/50	39
Microsoft MS SQL Client Utils 7.0	15/50	23
Microsoft MS Terminal Server Client	0/20	6
Microsoft MS Office - Developer 97	0/10	7
Microsoft MS Backoffice 2.5	1	1
Microsoft MS Backoffice 2.0	1	0
Symantec PcAnywhere 9.0	3	3
Symantec PcAnywhere 9.2	4	2
Visio International Visio Professional 5.0	2	1
Adaptec Adaptec EZ-Scsi 4.0 4.0	1	1
Adaptec Adaptec Easy-CD Pro 2.0	1	1
Adaptec Adaptec EZ-Scsi - Deluxe Edition 5.0	1	1
Cheyenne Arcserve 6.1	1	1
Cheyenne Arcserve 6.0	2	2
Cheyenne Arcserve 6.61	2	2
Cheyenne Arcserve 6.5	1	1
Select Software Tools Select Enterprise 5.1	5	5
Select Software Tools Select Enterprise 6.002	2	1
Select Software Tools Select Enterprise Server 6.0e	1	1
Novell Netware 3.12	1	1
Novell Netware 3.11	1	0
Cedar Technologies Cedar Duplicator 1.5	1	1
Primera Technology Compact Disc Image Designer 2.12	1	1

Part C - Freeware
HP HP JetAdmin For JetDirect Print Servers 3.0	1	1
HP DeskScan II 2.4	1	0

Part D - Required for Development
Microsoft MS Windows 95 95	46	34
Microsoft MS Windows NT 4.0	4/20	23
Microsoft MS Windows 98 98	11/10	14
Microsoft MS Visual Basic - PE 4.0	1	1
Microsoft MS Visual Basic - EE 6.0	21	16
Microsoft MS SQL Server 7.0	3	1
Microsoft MS SQL Server 6.5	1	1
Microsoft MS Office - Standard 95	2	0
Microsoft MS Office - Standard 97	25	27
Microsoft MS BackOffice products	0/5	5
InstallShield Software Install Shield-Professional 5.5	2	0
InstallShield Software Install Shield-Professional 2000	1	1
Wilson WindowWare WinBatch	1	1
Microsoft MS Windows NT Server 4.0	6	6
Microsoft MS Visual Studio - EE 6.0	1/5	1

Part E - VAR license required for DEV
IQ 6.1	0	13
MyEureka	0	0
Gentia Gentia 5.0	1	0
Gentia Gentia 4.0	0	0
Compuware Uniface 7.2.05	1	0
Compuware Uniface 7.2.05	1	0
Compuware Uniface 7.2.05	1	0
Compuware Uniface 7.2.04	1	0
Compuware Uniface 7.2.05	1	0
Compuware Uniface 7.2.05	1	0
Compuware Uniface 7.2.05 Jti	1	1
Oracle Personal Oracle 8.0.4.0.0	1	1
Oracle Personal Oracle 7.2.2	2	0
Oracle Oracle 7 Client Software 7.3.2.2.0	2	0
Oracle Oracle 7 Client Software 7.2.2.3.1	1	0
Oracle Oracle Programmer /2000 8.0.3.0.0	1	0
Oracle Oracle 8 Client Software 8.0.4.0.0	1	0
Oracle Oracle 8 Client Software 8.0.5.0.0	1	0
Oracle Oracle Enterprise Manager 1.2	1	0
Oracle Oracle 7	1	0
Oracle Oracle 8	1	0
Oracle Personal Oracle 7.3	2	12

Part F -Installed on consultants Laptops
Microsoft MS Office - Professional 97	0	6
Lotus Smartsuite 97	0	4
McAfee VirusScan 95/98 4.0.3	0	32
Microsoft MS Outlook 98	0	2

Part G - Corporate License
McAfee VirusScan NT 4.0.3	0	15
Vantive	0	8

Part H - Shareware
JASC Paint Shop Pro 4.1	1	6

  N.B. The licence numbers referred to in bold are Microsoft licences which result from the current MCSP membership.

  SCHEDULE 4

  The Leasehold Property

  Definitions

  In this Schedule, words and phrases defined in the Agreement to which this Schedule is attached have the same meanings, and the following words and phrases have the same meanings:-

"The Court Order"

  means an order of the Court made pursuant to the Landlord and Tenant Act 1954 ("Act") Section 38(4) as amended by the Law and Property Act 1969, Section 5, authorising an agreement between WFSL and the Purchaser in relation to the tenancy created by the Underlease, excluding the provisions of Section 24 to 28 inclusive of the Act in relation to that tenancy.

"The Lease"	means a Lease of the Leasehold Property dated 17th September 1996 and made between Kleinwort Benson Trustees Limited and Walker Interactive Products International ("WIPI").

"The Leasehold Property"	means the second floor offices at The Square, Basing View, Basingstoke, Hampshire.

"Reversioner"	means any party in whom a reversion to the Lease, whether or not immediate, is vested and whose consent to the assignment of the Lease or grant of the Underlease is required (as the case may be).

"Underlease"

  means the draft Underlease of part of the Leasehold Property in the form annexed hereto with any reasonable variations to it requested by the Reversioner provided that the variations are not detrimental to the WFSL (acting reasonably at all times).

  National Conditions of Sale

  The sale and purchase of the Leasehold Property shall be subject to the National Conditions of Sale (20th Edition) so far as the same are not varied by or inconsistent with the provisions of this Agreement save that conditions 2, 3, 4, 6, 7, 10, 11(5), 15(3), 18(4), and 21(2) and (3) shall not apply.

  Title

    In respect of the Leasehold Property, title shall commence with the Lease.

    Title to the Leasehold Property has been deduced by WIPI to the Purchaser and the Purchaser is not entitled to raise any objection thereto.

    WFSL procures that WIPI sells the Property with full title guarantee.

    The Purchaser (on the date the Lease is assigned to it in accordance with the provisions of this schedule) grants the Underlease with full title guarantee.

  Local Land Charges

  The Leasehold Property is sold subject to the such of the following matters which may relate:-

    All local land charges.

    All notices served and orders, demands, proposals or requirements made by any local or other public authorities.

    All actual or proposed orders, directions, notices, charges, restrictions, conditions, agreements and other matters arising out of statute affecting the Leasehold Property.

    All rights of way, drainage, water courses, light or other easements or quasi or reputed easements or rights of adjoining owners affecting the Leasehold Property and all liability to repair or covenants to repair roads, pavements, paths, ways, passages, sewers, drains, gutters, fences and other like matters, without obligations on the WIPI to provide evidence of the creation of, or to define or apportion any such liability.

    The terms and provisions of any superior Lease to the Lease.

  Reversioner's consent

    WFSL shall procure that WIPI shall use its reasonable endeavours to procure the consent of the Reversioner to the assignment of the Lease of the Property to the Purchaser and WFSL and the Purchaser shall use reasonable endeavours to procure the consent of the Reversioner to the grant of the Underlease to WFSL. The Reversioner's charges for such consent shall be borne by WIPI in respect of the assignment of the Leasehold Property and the Purchaser in respect of the Underlease.

    In respect of the sale of the Leasehold Property, the Purchaser will:-

      promptly supply such information and references as may be reasonably required of it and as may otherwise be required under the Lease (and any Lease superior to it).

      covenant, if so required by the Reversioner, directly with the Reversioner in the Licence to Assign the Leasehold Property, to pay the rent under and to observe and perform the covenants of the tenant and the conditions in the Lease, such covenant to be in a form reasonably required by the Reversioner.

      procure a guarantee(s) of the due performance and observance of the covenants in the Lease or a Rent Deposit Deed as the Reversioner may properly and reasonably require as a condition of the grant of the Licence to Assign and supply such information and references in respect of those parties as may reasonably be required of them, or may otherwise be required under the terms of the Lease.

      execute the Licence and the other documents referred to in subparagraph 5.2.3 in such form as the Reversioner may reasonably require and procure any such parties required to guarantee to do likewise.

  The Court Order

  WFSL and the Purchaser must at the cost of the Purchaser use reasonable endeavours to obtain the Court Order immediately after the Reversioner agrees the final form of the Underlease.

  Obligations at the Transfer Date and simultaneous completion

    If the consents of the Reversioner referred to in paragraph 5 of the Schedule ("the Consents") have been obtained in accordance with the provisions of this Schedule by the Transfer Date:-

      WFSL shall procure that WIPI shall deliver to the Purchaser the Deeds and documents of title of the Leasehold Property.

      The Purchaser shall grant the Underlease and WFSL shall accept it and execute a counterpart of it.

    The parties acknowledge that the completion of the assignment of the Lease (or the grant of an underlease pursuant to paragraph 12.2 of this Schedule) and the grant of the Underlease must take place simultaneously (whether on the Transfer Date or at any later date, subject to and pursuant to the provisions of Clauses 8-13 of this Schedule).

    If the Consents have not been obtained by the Transfer Date, then Clauses 8-13 of this schedule will take affect.

  Post Completion obligations

  Where the assignment of the Leasehold Property and the grant of the Underlease requires the consents of the Reversioner and such consent shall not have been obtained pursuant to paragraph 5 before or on the Transfer Date, the Leasehold Property shall be a "Relevant Property" for the purpose of this Schedule, until the consent of the Reversioner has been obtained and the Relevant Property assigned to the Purchaser and the Underlease has been granted to WFSL.

  Post completion consents

  After the Transfer Date, WFSL (shall procure that WIPI) and the Purchaser shall continue to use their reasonable endeavours to obtain as soon as reasonably practicable, the Consents.

  Occupation

  The Purchaser shall, on the Transfer Date, go into occupation of such part of the Relevant Property (which is not to be underlet to WFSL pursuant to the Underlease) ("the Part Relevant Property") as Licensee of WIPI and subject to the following provisions:-

    The Purchaser shall pay and indemnify WFSL (or as WFSL directs) against all outgoings and expenses and other payments (due under the Lease) attributable to the Purchaser's period of occupation within seven days of WFSL providing written evidence that such outgoing expenses and other payments have been made.

    The Purchaser shall observe and perform all the covenants and conditions (excluding any alienation covenants) contained or referred to in the Lease, relating to the Part Relevant Property, save that with respect to any covenants relating to the repair of the Part Relevant Property, the Purchaser's liability should be limited to keeping the Part Relevant Property in as good a repair as when the Purchaser went into occupation (fair wear and tear accepted).

    The Purchaser shall vacate on notice by WIPI or WFSL if the Landlord under the Lease objects to such occupation and shall pay and indemnify WFSL (or as WFSL directs) against all damages claims and costs incurred by WIPI and arising from such occupation, save that any legal costs will be payable one half by WFSL one half by the Purchaser.

  Completion of the Transfer of the Relevant Property and the Grant of the Underlease of the Relevant Property

    Completion in relation to the Relevant Property shall be postponed until the date which is five working days after the Consents have been obtained ("the Relevant Property Date") in accordance with the provisions of this Schedule.

    The Underlease and the counterpart are to be prepared by the Vendor's solicitors and an engrossment of the counterpart must be delivered to the solicitors of the Purchaser, three working days before the Relevant Property Date.

  Withholding of Consent

    If the relevant Reversioner's consent to the assignment of the Lease of the Relevant Property has not been obtained within three months of the date hereof, WFSL shall procure that WIPI will, if reasonably requested by the Purchaser (or on its own volition if it so decides) make applications to the High Court or other appropriate Court for a declaration that the consent or approval of the Reversioner in respect of the assignment of the Leasehold Property is being unlawfully withheld and each party will provide the other with such assistance in relation to the application as they may reasonably request. Such of the costs of the application as shall not be recovered from the Reversioner shall be borne as to one half by WIPI and to the other half by the Purchaser.

    If such application to the Court is unsuccessful or if no such application is made, then WFSL shall procure that WIPI shall use its reasonable endeavours to obtain the relevant Reversioner's licence to grant an underlease of the Relevant Property for the term of three days less than the term granted by the Lease but otherwise in all respects upon the terms of the Lease (mutatis mutandis) and if WIPI shall not have obtained such consents to assign or underlet before 15 August 2001, the Relevant Property should be excluded from this Agreement and paragraphs 12.2.1, and 12.2.2 shall apply:-

      The Purchaser shall vacate the Part Relevant Property within twenty eight days.

      All liabilities of the parties hereto in respect of the Relevant Property shall cease save in so far as is necessary to give effect to this paragraph 12 and save with regard to any antecedent breach of any obligation by any party to the other in this Schedule.

  If Reversioner's consent obtained with regard to the assignment of the Leasehold Property but not the grant of the Underlease

    If the Reversioner consents to the assignment of the Leasehold Property in accordance with the provisions of this Schedule or if the Court grants a declaration that the consent or approval of the Reversioner in respect of the assignment of the Leasehold Property is being unlawfully withheld (whether before or after the Transfer Date) but the Reversioner does not consent to the grant of the Underlease, then WFSL shall procure that WIPI must within twenty-eight days of receipt of written notification from the Reversioner, that this is the case, decide whether the Purchaser should take an assignment of the Relevant Property or if such Relevant Property should be excluded from the Agreement and shall notify the Purchaser accordingly in writing ("the Notification").

    If WIPI decides (within the twenty-eight day period referred to in paragraph 13.1 of this Schedule) that the Purchaser should take an assignment of the Relevant Property, then WFSL shall procure that WIPI shall complete and the Purchaser shall complete the assignment of the Leasehold Property forthwith.

    If the Notification is not made within the said twenty-eight day period, or if the WIPI decide that the Relevant Property should be excluded from the Agreement within the said 28 day period, the provisions of Clauses 12.2.1 and 12.2.2 shall apply.

  Vacant possession

  Vacant possession of the part of the Leasehold Property which is not subject to the Underlease is to be given to the Purchaser on the Transfer Date and vacant possession of the part of the Leasehold Property which is subject to the Underlease is to be given to WFSL on the Transfer Date.

  Purchaser's covenants for indemnity

    In the assignment of the Lease, the Purchaser will covenant with WIPI by way of indemnity to pay the rent under and observe and perform the covenants of the tenant and the conditions in the Lease and keep WIPI indemnified against all liability for breaches of those obligations, with effect from the date of the assignment.

    If the Purchaser does not enter into this deed for any reason and WIPI suffers any loss it will indemnify WFSL for any losses damages costs claims and expenses incurred by WIPI as if WFSL had incurred such loss.

  Transfer of going concern

The Purchaser will after the Transfer Date continue to use the Leasehold Property for carrying out the same kind of business in the manner that the Vendor has done before the Transfer Date.

SCHEDULE 5

Apportionment of Consideration
WFSL

Business Asset	Consideration (£)

Benefit of all Contracts	1

Benefit of all Business Claims	1

Cash	0

Plant and Equipment	209,769.82

Trade Debtors	528,115.49

Deferred Revenue	(537,887.31)

TOTAL	200,000

Walker

Business Asset	Consideration (£)

Business IPR	1,399,999

Goodwill	1

TOTAL	1,600,000

SCHEDULE 6

Part A - Excluded Contracts
Parties	Agreement	Date

Walker Interactive Systems Inc. (1) Arbor Software Corporation (2)	Licence Agreement	30 March 1994 (as amended on 1 May 1996 and 1 June 1997)

Walker Interactive Products International (1) Lex Vehicle Leasing Limited (2)	Master Leasing Agreement	29 June 1989

Walker Interactive Products International (1) Eurocopy Agencies Limited (2)	Fixed Price Maintenance Plan	12 May 1998

Vantive Corporation (1) Walker Interactive Solutions Inc. (2)	Corporate Licence for Vantive Self-Service Support	28 December 1999

McAfee.com Corporation (1) Walker Interactive Solutions Inc. (2)	Corporate Licence for Total Virus Defense Suite 4.0 (product number TVD-DRCT-NA-400)	22 February 1999
Global VideoCom Group Limited (1) Walker (2)	Service Agreement	2 March 2000

Mercury Communications Limited (1) Walker International (2)	Telecommunications Service Agreement for 2 MB/S leased line	5 August 1996

Cable and Wireless (1) Walker (2)	Agreement for 1 ISDN line (reference 5159971) for video conferencing system

All licences in respect of those software products listed in Part A of Schedule 3 (Non-Critical)

All licences in respect of those software products listed in Part C of Schedule 3 (Freeware)

All licences in respect of those software products listed in Part G of Schedule 3 (Corporate Licences)

All licences in respect of those software products listed in Part H of Schedule 3 (Shareware)

Part B - Excluded Assets

Office Equipment retained by Walker

Petersfield Room

3 140cm tables

1 Grey plastic cable cover

1 Wall mounted flipchart

Steventon Room

1 Bin

1 Wall mounted whiteboard

6 Peach fabric chairs

1 Table 80cm x 140cm

1 Table 80cm x 80cm

2 Table 60cm x 100cm

2 ¼ segment table

1 Telephone

1 Handsfree conference phone unit

1 Video conferencing setup

Main Office Area

2 Footrests

5 Bins

5 3-drawer movable pedestals

6 Rose fabric Kinnarps typists chairs

1 Small 2-door metal cupboard

5 Phones

Desks

6 Corner pieces

12 Ends 60cm x 80cm

1 Table 100 x 80cm

Screens

6 Desk top 60 cm

6 Desk top 120cm

Hardware retained by Walker

Aylesbury
Name	Description	Purchase Date
LT (515) - PC-AFARBR	Panasonic CF-61	06-Jan-97
LT (632) - PC-SPARE	Panasonic CF-41	30-Dec-99
LT (825) - PC-SPARE	Toshiba 730 XCDT	06-Aug-97
LT (835) - SPARE	Panasonic CF-61	30-Dec-99
LT (885) - PC-DMIR	IBM ThinkPad 600E	26-Nov-98
LT (897) - PC-SWILLS	IBM ThinkPad 600	15-Dec-98

Cassini
Name	Description	Purchase Date
PC (556) - NT-PXD		30-Dec-99
PC (557) - NT-MXF	Value point 500	30-Dec-99
PC (644) - PC-MEO	Value Point P2/333	30-Dec-99
PC (705) - NT-PXC	Compaq Compaq 550	30-Dec-99
PC (715) - NT-MZW	Compaq Compaq 550	30-Dec-99
TV (713)	Sony 28" Vega TV
VC (714)	PictureTel SwiftSite 1 (Video conferencing)
LT (585)	HP Palmtop 360 LXT

SCHEDULE 7

Intellectual Property Licences

Customer Contracts
	Parties		Date	Nature of Agreement	Comments
1	Air Malawi Limited	Walker Financial Solutions Limited	27.11.98	Produce Licence Agreement and Master Services Agreement
2	Amyyon Asia Pacific Ptd Ltd	Walker Interactive Systems Pty Ltd	3.12.98	Product Licence Agreement and Master Services Agreement
3	Atlantic Telecommunications Limited	Walker Financial Solutions Limited	24.12.98	Product Licence Agreement and Master Services Agreement
4	Aylesbury Vale District Council	Walker Financial Solutions Limited	31.12.96	Contract for Replacement Financial Systems
5	Basingstoke & Deane Borough Council	Walker Financial Solutions Limited	30.6.99	Product Licence Agreement and Master Services Agreement
6	Bewise Limited	Walker Financial Solutions Limited	29.6.98	Product Licence and Master Services Agreement
7	BAT Industries plc	Walker Financial Solutions Limited	15.11.94	Product Licence and Customer Support Service Agreement
8	Brother International Europe Limited	Financial Solutions Limited	13.10.93	Product Licence and Customer Support Service Agreement
9	Carphone Warehouse (The)	Walker Financial Solutions Limited	10.7.96	Software Product Licence and Maintenance Agreement and Professional Services Agreement	Agreement with The Carphone Warehouse covers The Phone House (France) and The Phone House (Holland)
10	Chelsea Building Society	Walker Financial Solutions Limited	30.6.98	Product Licence Agreement and Master Services Agreement
11	Cheltenham Borough Council	Walker Financial Solutions Limited	25.11.96	Agreement relating to, inter alia, licence of software, its installation, maintenance and support Memorandum of Agreement dated 23.9.97 amending original agreement
12	CIGNA Services UK Limited	Walker Financial Solutions Limited	23.12.98	Product Licence Agreement and Master Services Agreement	CIGNA is also known as ACE-INA
13	Clerical Medical Investment Group Limited	Walker Financial Solutions Limited	11.6.98	Product Licence Agreement and Master Services Agreement
14	Crestco Limited	Walker Financial Solutions Limited	20.8.99	Product Licence Agreement and Master Services Agreement
15	Crown Agents for Oversea Governments and Administrations	Walker Financial Solutions Limited	2.4.96 31.8.94	Professional Services Agreement Product Licence and Customer Support Service Agreement
16	Crown Estate Commissioners (The)	Walker Financial Solutions Limited	27.10.94	Software Product Licence and Maintenance Agreement and Professional Services Agreement
17	Derbyshire Building Society	Walker Financial Solutions Limited	23.6.98	Product Licence Agreement and Master Services Agreement
18	National Power plc	Walker Financial Solutions Limited	31.3.99	Licence Agreement
19	National Power PLC National Power Drax Limited	Walker Financial Solutions Limited	15.1.99	Deed of Novation
20	First Choice Holidays plc	Walker Financial Solutions Limited	7.2.95	Software Product Licence and Maintenance Agreement	Agreement with First Choice Holidays covers arrangements with Air 2000
21	Gentia Software plc	Walker Financial Solutions Limited	31.1.97	Product licence Agreement and Master Services Agreement
22	Harland & Wolff Shipbuilding and Heavy Industries Limited	Walker Financial Solutions Limited	31.8.94	Product Licence and Customer Support Service Agreement
23	Ipac Securities Limited	Walker Interactive Systems Pty Ltd	23.1.98	Product Licence Agreement and Master Services Agreement
24	ISE Group plc	Walker Financial Solutions Limited	9.6.99	Product Licence Agreement and Master Services Agreement	ISE Group plc is also known as 'Poundland'
25	Knight Frank	Walker Financial Solutions Limited	24.5.96	Software Product Licence and Maintenance Agreement and Professional Services Agreement
26	Knight Frank (Australia) Pty Ltd	Walker Interactive Systems Pty Ltd	21.3.97	Software Product Licence and Maintenance Agreement and Professional Services Agreement
27	Lambeth, Southwark and Lewisham Health Authority	Walker Financial Solutions Limited	27.3.97	Software Product Licence, Maintenance Agreement and Professional Services Agreement
28	Martin Currie Investment Management Limited	Walker Financial Solutions Limited	17.4.98	Product Licence Agreement and Master Services Agreement
29	Mendip District Council	Walker Financial Solutions Limited	30.10.98	Product Licence Agreement
	Capita Business Services Limited	Wiltshire County Council	22.12.98	Addendum 1 to Product Licence Agreement of 30.10.98	Addendum covers agreement between Capita and Wiltshire County Council for the provision of Aptos
30	National Museums of Scotland	Walker Financial Solutions Limited	10.9.93 20.8.93	Product Licence and Customer Support Service Hardware Supply Agreement
31	The National Trust for places of historic interest or natural beauty	Walker Financial Solutions Limited	22.4.98	Software Supply Agreement
32	National Westminster Insurance Services Limited	Walker Financial Solutions Limited	14.1.94	Product Licence and Customer Support Service
33	North Derbyshire Health Authority	Walker Financial Solutions Limited	9.11.95	Contract for the provision and support of a general ledger system
34	Norsk Data Limited	Walker Financial Solutions Limited	28.1.98	Product Licence Agreement	Contained in Reseller agreement with Norsk Data Limited - not a separate document
35	OCS Consulting plc	Walker Financial Solutions Limited	31.7.98	Product Licence Agreement and Master Services Agreement
36	Rockwell Graphics Systems Limited	Walker Financial Solutions Limited	24.11.94	Software Product Licence and Maintenance Agreement and Professional Services Agreement	Rockwell is also known as Goss
37	Royscot Trust plc	Walker Financial Solutions Limited	30.6.97 23.9.99	Product Licence Agreement and Master Services Agreement Amendment Agreement
38	Scarborough Building Society	Walker Financial Solutions Limited	2.12.98	Product Licence Agreement and Master Services Agreement
39	Securicor Limited	Walker Financial Solutions Limited	10.10.95	Product Licence and Customer Support Service Agreement	Securicor Limited is also known as Securicor Cash Services
40	Securicor Custodial Services Limited	Walker Financial Solutions Limited	9.10.96	Product Licence and Customer Support Service Agreement
41	Securicor Recruitment Services Limited	Walker Financial Solutions Limited	29.9.98	Product Licence and Customer Support Service Agreement
42	Skibound Limited	Walker Financial Solutions Limited	8.9.98	Product Licence Agreement and Master Services Agreement
43	Skipton Building Society	Walker Financial Solutions Limited	23.12.96	Contract	Contract with Dealwise is a result of the earlier contract with Skipton
44	Surrey Police Authority	Walker Financial Solutions Limited	19.7.99	Articles of agreement
45	Thames Valley Police Authority	Walker Financial Solutions Limited	March 1994	System Supply Agreement
46	Waddie & Co Holdings Limited	Walker Financial Solutions Limited	29.6.99	Product Licence Agreement and Master Services Agreement
47	Watford Borough Council	Walker Financial Solutions Limited	25.9.97	Articles of Agreement Product Licence Agreement and Master Services Agreement
48	WWAV Rapp Collins	Walker Financial Solutions Limited	30.7.98	Product Licence Agreement and Master Services Agreement

Licences of Software owned by Third Parties
	Parties		Date	Nature of Agreement	Comments
1	Compuware Corporation	Walker Interactive Systems Inc.	30.9.98	Value Added Reseller Agreement for Uniface Software
2	Compuware Asia-Pacific	Walker Financial Solutions Limited	14.5.98	Reseller Agreement
3	Gentia Software UK Limited (formerly Planning Sciences International Limited)	Walker Financial Solutions Limited	29.2.96	Value Added Reseller Agreement	This agreement has been renewed from 1.3.00 to 28.2.01 evidenced by an invoice from Gentia
4	Infomix Solutions Alliance	WFSL	6.4.99	Value Added Reseller Agreement
5	Microsoft Corporation	End User	Undated	Microsoft Certified Solution Provider Agreement
6	Microsoft Corporation	End User	Undated	End User Licence for MS Windows 94/95
7	Microsoft Corporation	End User	Undated	End User Licence for MS Windows NT 4.0
8	Microsoft Corporation	End User	Undated	End User Licence for MS Windows 98
9	Microsoft Corporation	End User	Undated	End User Licence for MS Visual Basic - PE 4.0
10	Microsoft Corporation	End User	Undated	End User Licence for MS Visual Basic - EE 6.0
11	Microsoft Corporation	End User	Undated	End User Licence for MS SQL Server 7.0
12	Microsoft Corporation	End User	Undated	End User Licence for MS SQL Server 6.5
13	Microsoft Corporation	End User	Undated	End User Licence for MS Office - Standard 95
14	Microsoft Corporation	End User	Undated	End User Licence for MS Office - Standard 97
15	Microsoft Corporation	End User	Undated	End User Licence for MS Back Office Products
16	Microsoft Corporation	End User	Undated	End User Licence for MS Windows NT Server 4.0
17	Microsoft Corporation	End User	Undated	End User Licence for MS Visual Studio - EE 6.0
18	InstallShield Software Corporation	End User	Undated	End User Licence for Install Shield Professional 5.5
19	InstallShield Software Corporation	End User	Undated	End User Licence for Install Shield Professional 2000
20	Wilson WindoWare Inc.	WFSL	Undated	End User Licence for WindowWare and Win Batch
21	IQ Software Corporation Limited	Financial Solutions Limited	31.5.92	Software OEM Agreement	IQ Software Corporation Limited now CA and Financial Solutions Limited now WFSL
22	Oracle Corporation UK Limited	Walker Financial Solutions Limited	5.9.96 18.2.99	Business Alliance Programme Agreement Amendment to Business Alliance Programme Agreement
23	Select Software Tools Plc	WFSL	Undated	Support Services Agreement	Select Software Tools Plc bought by Princeton Softtech OK Limited
24	Westbrook Technologies Incorporated	WFSL	1.12.98	Business Partner Agreement

Reseller Agreements (Aptos Software)
	Parties		Date	Nature of Agreement	Comments
1	Dolphin Computer Services Limited	Walker Financial Solutions Limited	31.3.97 6.12.99 25.8.99	Reseller Agreement Transfer of Reseller Agreement Agreement between WFSL and Capita	Dolphin is now Capita
2	Checkpoint	Walker Financial Solutions Limited	24.12.98	Agreement for a lead referral programme
3	Norsk Data Limited	Walker Financial Solutions Limited	14.11.97	Reseller Agreement
4	[Online Business Management Limited	Walker Financial Solutions Limited	31.1.98	Reseller Agreement]
5	B-Plan UK Limited	Walker Financial Solutions Limited	2.9.97	Reseller Agreement
6	Legend Top Development Limited	Walker Interactive Systems Inc.	24.3.00	Software Reseller Agreement

Third Party Supply Contracts
	Parties		Date	Nature of Agreement	Comments
1	Hewlett Packard Finance Ltd	Walker Interactive Product International	Undated	Agreement L1001.6887/1 operating lease	Operating lease for 'Walker 94'
2	Hewlett Packard Finance Ltd	'Walker International Ltd'	6.4.98	Agreement L.5380.6841/1 operating lease	Operating lease for 'Finsol 94'
3	Hewlett Packard Limited	Walker Interactive Product International	Undated	Support Agreement 334R	Support Agreement covers Finsol 94, Walker 94 and Finsol93 which is owned by WFSL
4	Global VideoCom Group Limited	'Walker'	2.3.2000	Service Agreement	Agreement no. 6030/SS/1

SCHEDULE 8

Plant and Equipment

Office Equipment

Petersfield Room

7 Peach fabric chairs

1 ¼ segment table

1 Telephone ext. cable

1 Wall mounted projector screen

1 Telephone

1 Bin

Tadley Room

1 Bin

1 Free-standing flipchart

4 Peach fabric chairs

1 Tables 80cm x 140cm

1 Table 60cm x 140cm

1 Coffee machine

Buckinghamshire Room

1 Round table

2 Peach fabric chairs

1 Pink fabric chair

1 Black chair

1 Telephone

1 Bin

1 3-drawer storage unit

Oakley Room

1 Bin

1 Wall mounted projector screen

1 Wall mounted whiteboard

11 Peach fabric chairs

1 Plant

1 Table 80cmx80cm

6 Tables 80cm x 160cm

1 Printer table- metal

1 Flavia coffee machine

1 Bowl of teas/coffees etc.

Alton Room

1 Bin

33 Pink fabric chairs

1 Wall mounted flip chart

2 Wall mounted projector screen

1 Free-standing printable whiteboard

1 ¼ segment table

2 Square tables 80cmx80cm

5 Rectangular tables 80cm x 140xm

Hampshire Room

1 Green desk chair

2 Peach fabric chairs

1 Bin

1 4-drawer wooden filing cabinet

1 Table 60cm x 100cm

1 Table 80cm x 160cm

1 3-drawer desk mounted storage unit

1 Telephone

Please note: the tables in this room actually make up a desk.

Matt Willcock's office

1 Bin

1 Electric fan

1 Telephone

1 Handsfree conference phone unit

1 4-shelf wooden bookcase

1 4-drawer metal filing cabinet

1 2-door metal cupboard

1 Wall mounted whiteboard

1 Free-standing flipchart

2 Rose fabric Kinnarps typist chair

1 Pink fabric chair

1 Arch shape table

2 Tables 80cm x 60cm

1 Corner table

1 3-drawer pedestal

Please note: the tables above form the desk in this room

David Pattinson's office

1 Bin

1 Green fabric chair

1 Rose Kinnarps chair

1 White uplighter

1 4-drawer metal filing cabinet

1 Wall mounted whiteboard

1 Dark wood sideboard unit

1 Dark wood desk with 2 drawers

Gary Grandin's office

1 Uplighter

1 Desk Lamp

1 Electric Fan

1 Telephone

2 Rose fabric Kinnarps typist chairs

2 Pink fabric chairs

1 4-shelf wooden bookcase

2 4-drawer metal filing cabinets

1 Wall mounted whiteboard

1 Corner Table

1 Arch shape table

2 Tables

2 Pictures

1 Bin

1 3 storey filing tray

Mark McClelland's Office

1 2-door metal wardrobe

1 Darkwood 2-door cabinet

4 Green fabric chairs

1 Rose Kinnarps Typist chair

1 Wall mounted whiteboard board

1 Uplighter

1 Electric fan

1 Telephone

1 Desk combination

1 Dark wood 2-drawer cabinet

1 Picture

1 3-tier red-plastic filing tower

Store Room

3 2-door metal wardrobes

1 Uplighter

2 Racking Units

2 Whiteboard boards

Neil Carwrights old Office

1 Pink Fabric Kinnarps typist Chair

3 Pink Fabric Chairs

1 Wooden Bookcase

2 Metal Filing Cabinets

1 Uplighter

1 Bin

2 Whiteboards

1 Telephone

1 Telephone conference call unit

Reception Area

1 Rose Kinnarps Typist chair

1 Green fabric chair

1 3-seater chair block

2 Square end tables

1 Wardrobe

1 Announcement Board

2 Monet pictures

1 Red trough with plants

1 Artificial tree

1 Reception Desk (3 segments)

1 White BT telephone

1 Metal printer rack

1 Plastic stationery rack

1 Bin

1 Electric Fan

1 Wooden 2-tray stack

1 Blue plastic 3-tray stack

1 Water Fire Extinguisher

2 Carbon Dioxide Extinguisher

Various items of stationery.

Comms Room

1 Safe

1 8 Shelf Unit

1 2 Door Cabinet

1 2 Shelf Portable Stand

4 Computer Desks

1 Step Ladder

2 Electric Fans

2 2 Shelf Machine Racks

1 Tower Rack

Post Room

1 Plastic documentation rack

8 Fluorescent lightbulb tubes

2 Rows of wooden shelving

1 Worktop

1 Xerox 6016 typewriter

1 Guillotine

1 Franking Machine

1 Weighing scales

1 Postal Rate scales

1 First Aid Box

1 Safe

3 2-door metal cabinets

1 JBI punch bind instrument

1 Blue trolley

1 Key safe

various items of stationery

various toners

Kitchen area

9 Peach Fabric chairs

1 Table 80cm x 120cm

1 3 shelf trolley

1 Heated food trolley

1 Plant

1 Toaster

2 Kettles

2 Bins

1 Microwave

1 Standard fridge

1 Lockable fridge

1 Dishwasher

2 Shelf sachet tidies

9 Base units

6 Wall Units

1 Kitchen roll holder

1 Notice Board

Various crockery and cutlery

Main Office Area

3 Coatstands

3 Uplighters

34 Bins

11 Footrests

3 Plants

3 4-shelf wooden bookcases

4 Tall 2-door metal wardrobes

13 Small 2-door metal cupboards

8 4-drawer metal filing cabinets

46 Rose fabric Kinnarps typists chairs

1 Green typist chair

1 Black typist chair

43 3-drawer movable pedestals

7 2 drawer movable pedestals

45 Phones

Desks

50 Corner pieces

100 Ends 60cm x 80cm

1 Table 100 x 80cm

Screens

31 Desk top 60 cm

31 Desk top 120cm

10 Floor 60cm

2 Floor 80 cm

2 Floor 100 cm

10 Floor 120 cm

Extra Tables

2 Pale grey 80cm x 160cm

2 Tables 80cm x 180cm

1 Arch shape table

1 Table 80cm x 60cm

Computer Equipment
Name	Description	Purchase Date
CDR (529) - Plasmon	Plasmon Dual Speed CD Writer	30-Dec-99
CDR (690) - CD4R	Cedar Desktop CD-R Publisher	01-Dec-98
Cisco (717) - US Line	Cisco Router to USA	05-Nov-99
Cisco (718) - Internet	Cisco Router to Internet	30-Nov-98
DAT (591) - Krypton	External 24e HP Surestore	18-Feb-98
DLT (698) - RD5	HP Surestore DLT 40e	23-Feb-96
GEN-Fax Machine ()		30-Dec-99
GEN-Fax Machine ()		30-Dec-99
GEN-GigaSwitch (692)	Dec Switch Network	26-Nov-98
GEN-HP Hub1	HP 10Base-T Hub	30-Dec-99
GEN-HP Hub2	HP 10Base-T Hub	30-Dec-99
GEN-Portable Air	PAC Air Conditioner	30-Dec-99
GEN-Telephone Exchange		30-Dec-99
GEN-VCR	Video recorder	01-Feb-00
HP (593) - HPC	HP9000/G60	30-Dec-99
LT (513) - PC-CF41	Panasonic CF-41 + Docking Station	30-Dec-99
LT (531) - SPARE	Panasonic CF-61 + Docking Station	30-Dec-99
LT (539) - PC-NEMLAP	Panasonic CF-63 + Docking Station	11-Mar-98
LT (583) - PC-GPG	Toshiba Tecra 8000 + Cardstation	20-Nov-98
LT (587) - NT-MCW	Toshiba Tecra 8000 + Cardstation	20-Nov-98
LT (689) - NT-DWP	Toshiba Tecra 8000 + Cardstation	20-Nov-98
LT (701) - PC-PJP	IBM ThinkPad 600E	06-Jan-99
LT (708) - NT-PSYKES	IBM Thinkpad 600E	24-Feb-00
LT (711) - PC-MJD	Compaq Armada 1750	29-Jun-99
LT (716) - NT-NGC	Panasonic Toughbook CF-71	14-Sep-99
LT (770) - PC-SHAW	Toshiba Tecra 500DT	09-Apr-97
LT (826) - PC-NVIYA	Toshiba 730 XCDT	06-Aug-97
LT (874) - SalesLap	IBM ThinkPad 770 E	26-Aug-98
LT (880) - PC-IMCKIE	IBM ThinkPad 600	26-Nov-98
LT (884) - PC-APG	IBM ThinkPad 600E	26-Nov-98
LT (931) - PC-MBEDDO	Panasonic Toughbook CF-71	23-Nov-99
PC (381) - PC-SUP1	Intel P90	30-Dec-99
PC (396) - PC-TRAIN7	Intel 200	30-Dec-99
PC (404) - PC-VSCAN	Compaq DeskPro 50M	30-Dec-99
PC (413) - PC-TRAIN2	Intel 200	30-Dec-99
PC (414) - PC-SUP2	Intel P90	30-Dec-99
PC (418) - PC-TRAIN8	Intel 200	30-Dec-99
PC (420) - PC-OPENVIEW	Intel P90	30-Dec-99
PC (422) - PCTRAIN10	Intel 200	30-Dec-99
PC (436) - PC-TRAIN1	Intel 200	30-Dec-99
PC (440) - PC-TRAIN3	Intel 200	30-Dec-99
PC (441) - PC-PCaNywhere	Intel P200	30-Dec-99
PC (443) - PC-TRAIN4	Intel 200	30-Dec-99
PC (463) - PC-DECPC	Digital 486-66	30-Dec-99
PC (473) - PC-TRAIN5	Intel 200	30-Dec-99
PC (482) - PC-TRAIN6	Intel 200	30-Dec-99
PC (506) - PC-Comp	Pl 200	30-Dec-99
PC (535) - PC-Admin	Compaq Deskpro 2000	30-Dec-99
PC (543) - PC-ATARRY	Value Point P2/333	30-Dec-99
PC (544) - NT-DFAIRW	Value Point P2/333	30-Dec-99
PC (545) - NT-CJIBB	Value Point P2/333	30-Dec-99
PC (546) - PC-JHUME2	Value Point P2/333	30-Dec-99
PC (547) - PC-LCW2	Value Point P2/333	30-Dec-99
PC (548) - PC-KPH	Value Point P2/333	30-Dec-99
PC (549) - NT-BASINGRD3	Value Point P2/333	30-Dec-99
PC (550) - NT-MCW	Value Point P2/333	30-Dec-99
PC (551) - PC-DGUMUS	Novatech Hotdhot 450	30-Dec-99
PC (552) - NT-JDS	Novatech Hotdhot 450	30-Dec-99
PC (553) - NT-AYK2	Novatech Hotdhot 450	30-Dec-99
PC (554) - NT-JCORB	Novatech Hotdhot 450	30-Dec-99
PC (558) - NT-MJE	Compaq Compaq 550	30-Dec-99
PC (559) - NT-APG	Compaq Deskpro 550	11-Jan-00
PC (566) - PC-CDR	Compusys P200	30-Dec-99
PC (586) - PC-LXS	Value Point P2/400	30-Dec-99
PC (588) - NT-LZG	Value Point P2/400	30-Dec-99
PC (589) - PC-AZC	Value Point P2/400	30-Dec-99
PC (590) - PC-MXD	Value Point P2/400	30-Dec-99
PC (600) - NT-KW	Compaq Deskpro DP2000	30-Dec-99
PC (622) - PC-TRAIN9	Intel 200	30-Dec-99
PC (639) - PC-TRAINER	Compaq Deskpro 233	30-Dec-99
PC (640) - PC-W98SE	Compaq Deskpro P200	30-Dec-99
PC (641) - PC-PXH	Value Point P2/333	30-Dec-99
PC (642) - NT-P333	Value Point P2/333	30-Dec-99
PC (645) - PC-EZC	Value Point P2/333	30-Dec-99
PC (646) - PC-CCD	Value Point P2/333	30-Dec-99
PC (647) - PC-PCURA2	Value Point P2/333	10-Jun-98
PC (686) - PC-PXS	Value Point P2/333	30-Dec-99
PC (695) - PC-CHAMILL2	Value Point P2/400	26-Nov-98
PC (696) - PC-DCOLLI2	Value Point P2/400	26-Nov-98
PC (702) - PC-CD4R	Value Point P2/400	30-Dec-99
PC (703) - PC-ALTON	Compaq Compaq 550	14-Feb-00
PC (704) - NT-CDS2	Compaq Compaq 550	30-Dec-99
PC (707) - NT-MJW5	Compaq Compaq 550	30-Dec-99
PC (710) - PC-MJM3	Compaq Compaq 550	30-Dec-99
PJ (637) - Petersfield	Epson 7550 Projector	04-Nov-99
PJ (654) - Spare	Davis Astrobeam	30-Dec-99
PJ (658) - Oakley	Davis Astrobeam	30-Dec-99
PJ (712) - Alton	Sanyo ProXtra Projector	20-Apr-00
PJ (843) - Sales	Sanyo Projector	30-Dec-99
Printer (441) - HPIII	Laserjet III	30-Dec-99
Printer (445) - HPJ4	Laserjet 4si	30-Dec-99
Printer (449) - HPIIID	LaserJet IIID	30-Dec-99
Printer (469) - HPIII	Laserjet III	30-Dec-99
Printer (471) - HPIII	Laserjet III	30-Dec-99
Printer (488) - Admin	LaserJet III	30-Dec-99
Printer (528) - DeskJet	DeskJet 870 Cxi	12-Mar-97
Printer (681) - HP4500-1	Color LaserJet
Printer (682) - HP4000-1	LaserJet 4000	01-Dec-98
Printer (684) - NGC6P	LaserJet 6P	10-Dec-98
Printer (685) - GPG6P	LaserJet 6P	10-Dec-98
Printer (687) - MJW6P	LaserJet 6P	10-Dec-98
Printer (688) - LCLIFF6P	LaserJet 6P	10-Dec-98
Printer (700) - HP4000-2	LaserJet 4000	10-Dec-98
Printer (709) - HP4000-3	LaserJet 4050	01-Mar-00
Printer (719) - 1050	Epson LQ 1050+	30-Dec-99
Scanner (527) - Scanjet4c	ScanJet 4c	12-Mar-97
Server (356) - KRYPTON	Compaq P90	30-Dec-99
Server (523) - RS6000	IBM Power PC	30-Dec-99
Server (541) - Basing-RD2	DEC Server 7100	31-Mar-98
Server (542) - Basing-TR1	DEC Server 7100	10-Feb-98
Server (597) - Basing-RD5	DEC Server 7100 - ZX 6200MP/2	17-Jan-97
Server (598) - NT-AXP400	DEC Alpha Server 4000	02-Dec-97
Server (693) - BAX1	DEC Server 3205	21-Jun-98
Server (694) - NT_Internet	DEC Server 1200	15-Apr-98
Server (699) - Basing-RD1	HP Netserver LH4 P2/400	06-Jan-99
Server (706) - Basing-SP2	Compaq ProLiant 1600 P3	13-Jan-00
Server (763) - Basing-SP1	Compaq ProLiant 800
SP-PC (532) -	Compaq Deskpro DP2000	30-Dec-99
SP-PC (533) -	Compaq Deskpro DP2000	30-Dec-99
SP-PC (534) -	Compaq Deskpro DP2000	30-Dec-99
SP-PC (536) -	Compaq Deskpro P200	30-Dec-99
SP-PC (599) -	Compaq Deskpro 2000	20-Apr-98
SP-PC (634) -	Compaq Deskpro 2000	30-Dec-99
SP-PC (636) -	Compaq Deskpro 2000	30-Dec-99
SP-PC (637) -	Compaq Deskpro 2000	30-Dec-99
SP-PC (638) -	Compaq Deskpro DP2000	30-Dec-99
SP-PC (643) -	Value Point P2/333	30-Dec-99
SP-PC (765) -	Compaq Deskpro DP2000	30-Dec-99

N.B. All desktop PC's include keyboard, monitor & mouse.

SCHEDULE 9

Registered Rights
Registered Trade Mark	Registry	Class	Registered Number

APTOS	United States Patent & Trademark Office	International Class 9 (prior US Clauses 21, 23, 26, 36 and 38)	2,349,096

SCHEDULE 10

Employees
	Employee Name	Date of Birth	Start Date	Length of Service in Years	Walker Job Title	Annual Salary	Notice Period in Weeks	Annual Bonus	Contract Type	Company Car	BUPA	Employers Pension Cont

PRE SALES	TARRY A MRS	30/09/1950	28.02.00	0.5	Sales Administrator	17,000.00	4	1,000.00	3		S	850.00

APTOS PSD	BEDDOE M MR	09/05/1967	29.11.99	0.8	Consultant	34,000.00	4	8,000.00	3	Car (R247 EUR)	F	1700.00
	HAW S MR	30/10/1969	01.09.99	0.11	Senior Consultant	36,750.00	4	11,000.00	3	Car (S290 LLM)	S	1837.50
	MCKIE I MR	31/05/1961	19.10.98	1.9	Senior Consultant	34,000.00	4	11,000.00	3	Car (T288 LBV)	S	1700.00
	SYKES P MR	05/08/1961	13.07.98	1.4	Customer Relationship Manager	48,500.00	4	13,000.00	3	Car (S41 XUG)	S	2425.00
	VIDYARTHI N MR	13/05/1972	05.01.99	1.7	Consultant	33,000.00	4	8,000.00	3	Cash (£6000pa)	S	1650.00

APTOS	MATTHEWS N MR	07/11/1967	29.03.93	7.4	Senior Consultant	34,000.00		11,000.00	3	Car (R674 EUR)	S	1700.00
TECHNICAL	PARRY P MR	18/01/1970	13.04.93	7.4	Senior Consultant	40,000.00		13,000.00	3	Cash (£7000pa)	S	2000.00

APTOS CSD	COLLISSON D MR	09/06/1964	04.01.99	1.2	Support Analyst	22,000.00			3		S	1100.00
	CURRAN P MR	02/01/1952	05.07.99	1.1	Consultant	38,000.00			3		F	1900.00
	DODSWORTH M MR	11/11/1955	17.09.90	9.10	Principal Consultant	43,100.00	9	13,000.00	3	Car (R126 RWR)	S	2155.00
	HAMILL C MR	26/04/1971	11.01.99	1.7	Support Analyst	22,000.00						1100.00

APTOS R&D	CORB J MR	08/08/1976	07.12.98	1.7	Analyst Programmer	24,500.00	4		3		S	1225.00
	DINMORE C MR	26/05/1952	12.02.96	4.6	Senior Systems Analyst	40,000.00	4		1		S	2000.00
	DIXON K MISS *	10/05/1973	05.10.98	1.10	Administrator	5,950.00	4		3		S	297.50
	FAIRWEATHER D MR	20/07/1974	07.12.98	1.8	Analyst Programmer	24,500.00	4		3		S	1225.00
	GUMUSKAYA D MR	05/03/1974	06.12.98	1.8	Analyst Programmer	24,500.00	4		3		S	1225.00
	JIBB C MR	17/12/1975	07.12.98	1.8	Analyst Programmer	24,500.00	4		3		S	1225.00
	PATRICK-GLEED A MR	31/12/1963	20.06.88	12.2	Senior Systems Engineer	45,000.00	11	5,000.00	3		S	2250.00
	SMITH C MR	11/04/1969	09.03.92	8.5	Principal Technology Consultant	41,100.00	8		3		M	2055.00
	SPARGO P MR	27/10/1954	05.02.90	10.6	Senior Technology Consultant	33,000.00	10		3		S	1650.00
	WARNER M MR *	07/12/1964	03.04.95	5.4	Senior Analyst Programmer	33,500.00	5		3		S	1675.00

CUSTOMER	CHAPELHOW E MRS	09/03/1967	02.04.97	3.4	Senior Analyst Programmer	35,000.00	4		1		S	1750.00
FUNDED	CHAPMAN A MR	12/07/1971	05.12.94	5.8	Senior Analyst Programmer	33,500.00	5		3		S	1675.00
	KELLER A T MR	24/07/1973	10.11.97	2.9	Analyst Programmer	28,500.00	4		3		S	1425.00

APTOS L3 SUPPORT	STEWART L MRS	18/09/1967	30.07.90	10.0	Principal Support Engineer	37,000.00			3		S	1850.00

APTOS	WILCOX K MR	11/07/1972	01.07.90	10.1	Consultant	22000.00	9				S	1100.00
CORP
	GIULIANELLI L MR		10.10.96	3.10	Senior Support Engineer	29,500.00	4		1		S	1475.00
	HARVEY P MR	27/10/1968	02.05.95	5.3	Senior Analyst Programmer	29,500.00	5		3		S	1475.00
	MURPHY M MR	09/09/1965	24.04.95	5.3	Senior Support Engineer	31,000.00	5		3		S	1550.00
	SAGER J MR	21/06/1975	10.11.97	2.9	Analyst Programmer	28,500.00	4		3		S	1425.00

Leavers *

K Dixon 20/10/2000

M Warner 20/10.2000

SCHEDULE 11

Restricted Liabilities

(1) Any liability arising pursuant to the Master Service Agreement and Product Licence Agreement (each dated 30 July 1998) between WWAV Rapp Collins and WFSL.

(2) Any liability arising pursuant to the Master Services Agreement and Product Licence Agreement (each dated 24 December 1998) between Atlantic Telecommunications Limited and WFSL.

(3) Any liability arising out of the failure by WFSL to translate Aptos Release 8 into French for the benefit of The Carphone Warehouse.

(4) Any liability arising out of any representations made by WFSL and/or the Purchaser in relation to the provision of the inventory control module for the Royal Free Hospital.

SCHEDULE 12

Aptos Software

Aptos General Ledger

Aptos Accounts Payable

Aptos Accounts Receivable

Aptos Cash Book

Aptos Purchase Order Management

Aptos Commitment Accounting

Aptos Sales Invoicing

Aptos Cost Allocations

Aptos Asset Management

Aptos Stock Management

Aptos Web Purchase Requisitions

Aptos Generic Interface

Aptos Openlink

Aptos Structure Manager

Aptos EAS

Aptos EAS-e

Aptos MID

Cashflow Expert

SCHEDULE 13

The Accounts
		£
ASSETS

Current Assets
	Cash	0.00
	S/T Investments	0.00
	Accounts receivable	528,115.49
	Other current assets	116,829.89
		644,945.38

Property and equipment		158,242.05

Deposits and other assets		0.00

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
	Accounts payable	33,401.67
	Accrued salaries	69,897.12
	Other accrued expenses	25,262.04
	Deferred revenue	537,887.31
		666,448.14

SCHEDULE 14

Retention Bonuses

(1) Relevant Employee	(2) Retention Bonus (£)

Lynn Stewart	6,000
Peter Parry	7,000
Ian McKie	5,000
Simon Haw	7,000
Chris Dinmore	7,000
Tony Patrick-Gleed	9,000

SIGNED by )

for and on behalf of WALKER )

FINANCIAL SOLUTIONS LIMITED )

SIGNED by )

for and on behalf of WALKER )

INTERACTIVE SYSTEMS INC )

SIGNED by )

for and on behalf of B-PLAN )

INFORMATION SYSTEMS LIMITED

CONTENTS

Clauses Pages

1. DEFINITIONS *

2. AGREEMENT TO SELL AND PRICE *

3. COMPLETION *

4. TITLE AND SUPPLEMENTARY PROVISIONS *

5. GUARANTEE *

6. LICENCE-BACK OF APTOS *

7. EMPLOYEES *

8. VAT *

9. POST-TRANSFER LIABILITIES *

10. WARRANTIES *

11. LIMITATIONS ON CLAIMS *

12. AVAILABILITY OF INFORMATION *

13. ENTIRE AGREEMENT *

14. ANNOUNCEMENTS *

15. COSTS *

16. SEVERABILITY *

17. COUNTERPARTS *

18. FURTHER ASSURANCE *

19. NOTICES *

20. ASSIGNMENT *

21. VARIATION *

22. WAIVERS/PURCHASER'S RIGHTS AND REMEDIES *

23. GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS *

24. NON-MERGER *

25. EXCLUSION OF THIRD PARTY RIGHTS *

SCHEDULE 1

Description Of The Business *

SCHEDULE 2

The Warranties *

SCHEDULE 3

Business Software *

SCHEDULE 4

The Leasehold Property *

SCHEDULE 5

Apportionment of Consideration *

SCHEDULE 6

Part A - Excluded Contracts *

Part B - Excluded Assets *

SCHEDULE 7

Intellectual Property Licences *

SCHEDULE 8

Plant and Equipment *

SCHEDULE 9

Registered Rights *

SCHEDULE 10

Employees *

SCHEDULE 11

Restricted Liabilities *

SCHEDULE 12

Aptos Software *

SCHEDULE 13

The Accounts *

SCHEDULE 14

Retention Bonuses *

Dated 13 October 2000

(1)  WALKER FINANCIAL SOLUTIONS LIMITED

(2)  WALKER INTERACTIVE SYSTEMS INC.

(3)  B-PLAN INFORMATION SYSTEMS LIMITED

AGREEMENT

for the sale and purchase of

the Aptos Business

Baker & McKenzie

100 New Bridge Street

London

EC4V 6JA

Tel: (020) 7919 1000

Fax: (020) 7919 1999

Ref: GZT/KXS